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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule14a-12
Cooper-Standard Holdings Inc.
(Name of Registrant as Specified In Its Charter)

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2019
Notice of Annual Meeting and Proxy Statement

Driving Value Through Culture, Innovation and Results

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April 5, 2019
Dear Cooper Standard Stockholder:

On behalf of the Board of Directors of Cooper-Standard Holdings Inc. (the “Board”), I am pleased to invite you to electronically attend the 2019 Annual Meeting of the Stockholders (the “Annual Meeting”) to be held on May 16, 2019, beginning at 9:00 a.m. Eastern Time.

I would like to thank you for your support as we manage through global economic headwinds and the rapidly evolving global automotive industry. As we look back, an important focus of the strategy we established in 2013 was ensuring we installed systems and processes to take the Company to world-class levels across all areas of our business. At the forefront of this focus was the development of a robust innovation process aimed at creating and commercializing truly breakthrough technologies.
Our innovation process has yielded great results with product innovations like Fortrex™, our super elastomeric material platform. Fortrex™ has not only provided differentiation with our automotive customers but has also opened doors to a broad range of industrial markets not previously available to the Company. This is an important year for Fortrex™ and the Company with the launch of our first major Fortrex™ automotive production program on the 2020 Ford Explorer. This year also marks the initial phase of production and commercialization of Fortrex™ by licensees within our Applied Materials Science Group, supporting our strategy to further diversify our business into new markets.
We are confident that our innovation pipeline will continue delivering value for stakeholders. We are also focused on action plans and opportunities to deliver additional near-term value by leveraging our innovations to help offset price pressures and material cost increases, as well as several initiatives to improve operating efficiencies and free-cash flow.
I encourage you to participate in our annual meeting as your vote and engagement are important to the ongoing success of the Company. This year’s Annual Meeting will again be a virtual format. You will be able to attend the meeting online, vote your shares electronically and submit your questions during the meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CPS2019. Details of the business to be conducted at the Annual Meeting are given in the Notice of the 2019 Annual Meeting of the Stockholders and the proxy statement.
Thank you in advance for your cooperation and continued support.

Sincerely,

Jeffrey S. Edwards
Chairman and Chief Executive Officer

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2019 ANNUAL MEETING OF THE STOCKHOLDERS
Meeting Notice
WHERE
Online via live webcast at www.virtualshareholdermeeting.com/CPS2019. You may vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CPS2019. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials, on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials.
WHEN
Thursday, May 16, 2019
9:00 a.m. Eastern Time
Online check-in will begin at 8:30 a.m. Eastern Time, and you should allow ample time for the online check-in procedures.
ITEMS OF BUSINESS

•	To elect the director nominees described in the proxy statement for a one-year term ending at the next annual meeting of the stockholders;

•	To hold an advisory vote on named executive officer compensation;

•	To ratify the appointment of independent registered public accounting firm for the 2019 fiscal year; and

•	To conduct any other business if properly brought before the Annual Meeting.
 You will find more information about the matters to be voted on at the Annual Meeting in the proxy statement.
RECORD DATE
The close of business on March 22, 2019.
PRE-MEETING QUESTIONS TO MANAGEMENT
The online format used by the Company for the Annual Meeting also allows us to communicate more effectively with you. Stockholders can submit appropriate questions in advance of the Annual Meeting by visiting www.proxyvote.com. Stockholders will need their 16-digit control number to enter the website.
Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. You may revoke your proxy at any time before it is exercised. You will find instructions on how to vote on page 1 of the proxy statement.
By Order of the Board of Directors,
Aleksandra A. Miziolek
Senior Vice President, General Counsel & Secretary
April 5, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 16, 2019
The Notice of the 2019 Annual Meeting, the 2019 Proxy Statement, and the Company’s 2019 Annual Report to Stockholders for the year ended December 31, 2018 are available free of charge at: https://www.proxyvote.com.

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2019 ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
April 5, 2019

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This proxy statement was first sent or made available to stockholders on or about April 5, 2019.
Voting and Virtual Meeting Information
Who is entitled to vote?
Holders of the Company’s common stock as of the close of business March 22, 2019, the record date, are entitled to vote at the Annual Meeting. On March 22, 2019, 17,521,900 shares of common stock were outstanding and, thus, eligible to be voted. Each outstanding share of common stock will be entitled to one vote on each proposal.
How does the Board of Directors recommend that I vote on matters to be considered at the Annual Meeting and what is the vote required to approve each proposal?
You may vote for or against or abstain from voting on each proposal submitted for voting. Provided that there is no competing proxy, if you are a beneficial owner and do not provide voting instructions to your broker, trustee, or other nominee under the New York Stock Exchange (“NYSE”) rules, your broker, trustee, or other nominee has the discretion to vote those shares only on matters that are routine. A broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”
The following table sets forth how the Board recommends that you vote, the vote required for approval and the effect of abstentions and broker non-votes for each of the following Proposals for the Annual Meeting.

Proposal Number	Description	Board Recommendation	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes
1	Election of Directors	FOR ALL	More votes are cast “for” than “against” a nominee.	Abstentions and Broker non-votes have no effect on the outcome of the vote.
2	Advisory Vote on Named Executive Officer Compensation	FOR	More votes are cast “for” than “against” the proposal.	Abstentions and Broker non-votes have no effect on the outcome of the vote.
3	Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2019	FOR	More votes are cast “for” than “against” the proposal.	Abstentions have no effect on the outcome of the vote. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal in uncontested situations.
How do I vote before the Annual Meeting?
We encourage stockholders to submit their votes in advance of the Annual Meeting. If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares. By following the instruction provided in your proxy card, you may submit your votes in the following ways:

Vote online at www.proxyvote.com until 11:59 p.m. Eastern Time on May 15, 2019	Call 1-800-690-6903 until 11:59 p.m. Eastern Time on May 15, 2019	Mail Proxy Card to: Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717
If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in “street name”), you are considered to be the beneficial owner of those shares, and you have the right to give instructions to your broker, trustee or other nominee on how to vote your shares following the instructions provided in the voting instructions form.

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How do I vote online during the Annual Meeting?
You may vote your shares by completing a ballot online during the designated time during the Annual Meeting if you are a stockholder of record or a “street name” holder.
How can I change my vote?
After you have submitted your proxy or voting instructions by the Internet, telephone, or mail, you may revoke your proxy at any time until it is voted at the Annual Meeting. If your shares are registered in your name, you may do this by (i) written notice of revocation to the secretary of the Company; (ii) timely delivery of a valid, later-dated proxy or later-dated vote by telephone or Internet; or (iii) voting your shares online during the Annual Meeting. If your shares are held in street name, you may revoke your vote (i) through your broker, trustee or other nominee in accordance with their voting instructions, or (ii) by subsequently voting online during the Annual Meeting.
What constitutes a quorum at the Annual Meeting?
The presence of the holders of a majority of the outstanding shares of our common stock, in person or by proxy, will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum at the Annual Meeting.
What if I do not specify how I want my shares voted?
If you return your proxy card with no votes marked or do not specify when giving your proxy by telephone or online how you want to vote your shares, we will vote them:

•	FOR the election of all nominees for director (Proposal 1);

•	FOR the approval of named executive officer compensation (Proposal 2); and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019 (Proposal 3).
Who pays for this proxy solicitation?
This solicitation of proxies is made by and on behalf of the Board of Directors. We will bear the cost of the solicitation of proxies. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees, or other institutions or stockholders although we reserve the right to do so. In addition, our officers, directors, and employees may solicit proxies in person, by telephone, or other means of communication, but they will not receive any additional compensation in connection with such solicitation.
How can I attend the Annual Meeting?
This year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted through an audio webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CPS2019. To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
The meeting webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online access to the meeting will open at 8.30 a.m., Eastern Time, and you should allow ample time to log in to the meeting webcast and test your computer audio system.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
For technical difficulties, you may call (800) 586-1548 (US) or (303) 562-9288 (International).

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How do I submit a question at the 2019 Annual Meeting?
If you wish to submit a question, you may do so in two ways:

•
Before the meeting: Once you receive your proxy materials, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on "Question for Management," type in your question, and click "Submit." You may submit questions through this pre-meeting forum until the start of the meeting.

•
During the meeting: Log into the virtual meeting platform at www.virtualshareholdermeeting.com/CPS2019 to attend the meeting, during which you may type your question into the "Ask a Question" field, and click "Submit."

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at http://www.ir.cooperstandard.com/investor-relations. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

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Proposal 1: Election of Directors

Director Core Competencies & Diversity

The following matrix identifies why specific experiences, qualifications, attributes, and skills are integral to the success of Cooper Standard and how the composition of our Board align with those needs. A particular director may possess additional experience, qualifications, attributes, or skills, even if not expressly indicated below.

Key Skills and Experience	Board Composition
Industry experience is important to providing relevant understanding of our business, strategy, and marketplace dynamics.	8/9
Leadership experience is important to providing the corporation with unique insights on developing talent, a productive work culture, and strategy in solving problems in large, complex organizations.	9/9
Operational experience is important to ensuring the corporation functions at the highest level of efficiency possible.	7/9
Corporate Finance experience is important in overseeing accurate financial reporting, informed decision making on value-adding initiative, and robust auditing.	7/9
Mergers & Acquisitions experience is critical to strategically pursuing complementary acquisitions and joint ventures that enhance our customer base, geographic penetration, scale and technology.	9/9
International Business experience is critical to cultivating and sustaining business and governmental relationships internationally and providing oversight of our multinational operations.	8/9
Engineering & Material Science experience is critical to ensuring we are able to provide our customers with market-leading solutions with predictable quality that meet and exceed expectations.	5/9
Production & Manufacturing experience is critical to ensuring optimal processes are used to in the creation of our products.	6/9
Innovation & Technology Strategy experience is integral to furthering our commitment to having a culture that encourages innovative ideas that are translated into development of game-changing technologies.

5/9
Management of Intellectual Property experience is integral to protecting the value of our ideas and technologies that provide significant competitive advantages and contribute to our global leadership position in various markets.

3/9

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Director Recruitment Process

Identifying Director Candidates
The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) will consider candidates recommended by stockholders, management, members of the Board, search firms, and other sources as necessary. The procedures for a stockholder to nominate director candidates are described under “Submitting Stockholder Proposals and Nominations for the 2020 Annual Meeting” in this proxy statement. The Nominating and Corporate Governance Committee will evaluate candidates recommended by the stockholders using the same criteria that it uses in evaluating any other candidate.

Recommendations from shareholders, management, directors and search firms
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Nominating and Corporate Governance Committee Evaluates Candidates and Makes Recommendations
In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee takes into account the applicable requirements for directors under the Exchange Act and the NYSE listing rules. In addition, the Nominating and Corporate Governance Committee considers other criteria it deems appropriate and which may vary over time depending on the Board’s needs, including criteria such as automotive or manufacturing industry experience, general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, diversity of experience and viewpoint, and willingness to devote adequate time to Board duties. The Nominating and Corporate Governance Committee and the Board do not have specific minimum qualifications that are applicable to all director candidates. The Company’s Corporate Governance Guidelines also require that the potential pool of Board candidates reflects diversity in gender, race, ethnic background, country of citizenship, and professional experience.

Considers applicable requirements for directors under the Exchange Act and the NYSE listing rules Considers Board’s needs regarding experiences, availability, tenure, and diversity Make recommendations
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Board of Directors Make Nominations
The Nominating and Corporate Governance Committee will present its recommendations for director nominees to the Board of Directors who will analyze the committee’s findings and select the nominees to be presented to the stockholders for a vote at the annual meeting of the stockholders.

Discuss, analyze, and select nominees
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Stockholders Choose
Director nominees are elected at the annual meeting of the stockholders.

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Nominees
Our 2019 Director Nominees
Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Company’s Board has nominated the nine individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of the stockholders in 2020 and until their successors, if any, are elected or appointed and qualified, or until their earlier resignation, removal, or death. All of these nominees have consented to being named in this proxy statement and to serve, if elected. If any of them is unable or declines to serve as a director, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.
Each incumbent director who has been nominated for reelection by the Board must submit or have submitted an irrevocable resignation. If an incumbent director is not reelected, then (within 90 days of receiving the certified vote pertaining to the election of directors) the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether to take other action. The Nominating and Corporate Governance Committee, in making its recommendation, and the Board, in making its determination, may consider any factors they determine appropriate.
Because this is an uncontested election, a nominee will be elected if more votes are cast “for” than “against” that nominee’s election, and any abstentions or broker non-votes will not be counted as a vote “for” or “against” that nominee’s election. If a nominee is not elected, or if the Board accepts an unsuccessful incumbent director’s resignation, then the Board may fill the resulting vacancy.
The names of the nominees, along with their present positions, their principal occupations, directorships held with other public corporations currently and during the past five years, their ages, and the year first elected as a director are set forth below. In addition, certain individual qualifications, experiences, and skills of our nominees led the Board to the conclusion to nominate each such individual.

Jeffrey S. Edwards (Chairman)

Professional Experience: With 34 years of automotive industry experience, Jeffrey Edwards serves as chairman and CEO of Cooper Standard, a position he has held since May 2013. He joined Cooper Standard as CEO and became a member of the Company’s board of directors in October 2012. Since joining Cooper Standard, Edwards has been focused on driving value through culture, innovation and results.
Edwards also serves on the board of directors of Standex International Corp., is a member of the Executive Committee of the National Association of Manufacturers and has been a member of NAM’s board of directors since April 2013.
Prior to joining Cooper Standard, Edwards held positions of increasing responsibility at Johnson Controls, Inc. from 1984 to 2012. He earned a Bachelor of Science degree in business administration in 1984 from Clarion University in Pennsylvania.

Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property

Other Current Public Company Directorships: Standex International Corp.

Former Public Company Directorships (past 5 years): None

Director Since: 2012 Age: 56

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David J. Mastrocola (Lead Director)

Professional Experience: Mr. Mastrocola is a private investor. Previously, Mr. Mastrocola served as partner and managing director of Goldman, Sachs & Co. During his 22 years at Goldman, Sachs & Co., he held a number of senior management positions in the Investment Banking Division, including heading or coheading the corporate finance, mergers/strategic advisory and industrials/natural resources departments, as well as serving as a member of firm-wide capital and commitments committees. Prior to this, he was a senior auditor at Arthur Anderson & Co. Mr. Mastrocola also serves on the Board of Trustees of Save the Children Foundation where he serves on the executive, finance and administration, and nominating and governance committees. He earned his Master of Business Administration degree from Harvard University and his undergraduate degree from Boston College.

Skills and Experience: Leadership/ Corporate Finance/ Mergers & Acquisitions/ International Business

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): Famous Dave’s of America, Inc.

Director Since: 2010 Lead Director Since: 2011 Age: 57

Justin E. Mirro (Independent Director)

Professional Experience: Mr. Mirro is the president of Kensington Capital Partners LLC, an investor in automotive and industrial businesses, and currently serves as the non-executive chairman of Pure Power Technologies, Inc., a company engaged in engineering and remanufacturing of air and fuel management components. Mr. Mirro has over 19 years of automotive investment banking experience, most recently as a managing director and head of automotive investment banking at RBC Capital Markets, a global investment bank, from June 2011 to December 2014. Prior to that, he was head of automotive investment banking at Moelis & Co. from August 2008 to May 2011 and was also head of North American automotive investment banking at Jefferies & Company from March 2005 to July 2008. Prior to his investment banking career, Mr. Mirro worked as an engineer for General Motors and Toyota. Mr. Mirro also serves on the board of directors of Speedstar Holding LLC and as chairman of the external advisory board of the University of Michigan College of Engineering. He earned his Master of Business Administration degree from New York University Leonard N. Stern School of Business and his undergraduate degree from The University of Michigan College of Engineering.

Skills and Experience: Industry/ Leadership/ Corporate Finance/ Mergers & Acquisitions/ Engineering & Material Science

Committees:  Nominating and Corporate Governance
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): None

Director Since: 2015 Age: 50

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Robert J. Remenar (Independent Director)

Professional Experience: Mr. Remenar served as president and chief executive officer of Chassix Inc., a manufacturer of chassis systems, from July 2012 to June 2014. He also served as president and chief executive officer of Nexteer Automotive from December 2010 to June 2012, and president of Delphi Steering/Nexteer Automotive from April 2002 to November 2012. Prior to this, he held a number of executive positions within Delphi Corp. since 1998 and several executive and managerial positions within General Motors since 1985. Mr. Remenar also serves on the board of directors for PKC Group Plc, Pure Power Technologies, and Continental Casting, LLC and the board of trustees of Highland Industries. He earned his Master of Business and Professional Accountancy degrees from Walsh College and his undergraduate degree from Central Michigan University.

Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property

Committees: Compensation (Chairman)

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): PKC Group Plc (became private in 2017)

Director Since: 2015 Age: 63

Sonya F. Sepahban (Independent Director)

Professional Experience: Ms. Sepahban is the CEO and a director of OurOffice, Inc., developer of an enterprise software platform to measure, benchmark and improve diversity and inclusion. From 2009 to 2015, she served as senior vice president of engineering, development and technology at General Dynamics Land Systems, a business unit of General Dynamics Combat Systems Group, a global aerospace and defense company. From 1997 to 2009, she held a number of leadership positions with Northrop Grumman Space Technology, including chief technology officer and senior vice president and chief engineer. Prior to this, Ms. Sepahban held a number of technical and management positions at the NASA Johnson Space Center. Ms. Sepahban earned a Master of Business Administration degree from the University of Houston, a master’s degree in chemical engineering from Rice University, a bachelor’s degree in chemical engineering from Cornell University, and a political science degree from the Institute of Political Sciences.

Skills and Experience: Industry/ Leadership/ Operational/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property

Committees: Compensation

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): None

Director Since: 2016 Age: 58

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Thomas W. Sidlik (Independent Director)

Professional Experience: Mr. Sidlik spent 34 years in the automotive industry, most recently serving on the board of management of DaimlerChrysler AG. Prior to this, he served as chairman and CEO of Chrysler Financial Corp. He also served as chairman of the Michigan Minority Business Development Council, and as the vice chairman and chairman of the board of regents of Eastern Michigan University. Mr. Sidlik also serves on the board of directors of Aptiv PLC. He earned his Master of Business Administration degree from the University of Chicago and his undergraduate degree from New York University.

Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business

Committees: Nominating and Corporate Governance (Chairman) and Audit

Other Current Public Company Directorships: Aptiv PLC (formerly Delphi Automotive PLC)

Former Public Company Directorships (past 5 years): Delphi Automotive Inc.

Director Since: 2014 Age: 69

Matthew J. Simoncini (Independent Director)

Professional Experience: Mr. Simoncini served as president, CEO and a director of Lear Corporation from September 2011 to March 2018, prior to which he served as CFO from 2007. He joined Lear in May 1999 when it acquired United Technologies Automotive (UTA). At the time of the acquisition, Mr. Simoncini was director of financial planning and analysis at UTA. Prior to UTA, Mr. Simoncini held financial and manufacturing positions with Varity Kelsey Hayes and Horizon Enterprises. He began his career at Touche Ross. Mr. Simoncini serves on the board of directors for the Bing Youth Institute, the Detroit Children’s Fund, the Michigan Opera Theatre, the Parade Company, the Wayne State University Foundation and several other non-profit and community organizations. He earned a bachelor’s degree and received an honorary Doctor of Law degree from Wayne State University in Detroit.

Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business/ Production & Manufacturing/ Innovation & Technology Strategy

Committees: Audit

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): Lear Corporation

Director Since: 2018 Age: 58

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Stephen A. Van Oss (Independent Director)

Professional Experience: Mr. Van Oss currently serves as an Operating Partner, Distribution for Gamut Capital Management, a New York based private equity firm. From 2009 until his retirement in December 2015, Mr. Van Oss served as senior vice president and chief operating officer and director of WESCO International, Inc., a supply chain solutions company. He served as a senior vice president and chief financial and administrative officer of WESCO from 2004 to 2009 and as vice president and chief financial officer of WESCO from 2000 to 2004. Prior to this, he served as WESCO’s director of information technology from 1997 to 2000 and as its director of acquisition management in 1997. Mr. Van Oss serves on the board of directors of JPW Industries as the chairman and is a member of the audit and compensation committees. He is also a trustee of Robert Morris University, the chairman of the finance committee and a member of the university’s audit committee. He earned his graduate degree from Cleveland State University, undergraduate degree from Wright State University and is a Certified Public Accountant licensed in Ohio.

Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business/ Production & Manufacturing

Committees: Audit (Chairman) and Compensation

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): WESCO International, Inc.

Director Since: 2008 Age: 64

Molly P. Zhang (Independent Director)

Professional Experience:  From 2011 until her retirement in 2016, Dr. Zhang served in a number of senior executive roles for Orica Ltd., a global leader in mining services, including vice president, asset management and vice president for initiation systems and packaged emulsions manufacturing globally. Before joining Orica, Dr. Zhang held a number of executive positions at The Dow Chemical Company from 1989 to 2011, including managing director, SCG-Dow Group, country general manager, Dow Thailand, and vice president for Dow Technology Licensing and Catalyst Business. Dr. Zhang serves on the board of directors of XG Sciences Inc. and Newmont Mining Corporation, and is a member of the supervisory board at GEA Group Aktiengesellschaft. Dr. Zhang received a master’s degree in chemistry and a Ph.D. in chemical engineering from the Technical University of Clausthal, Germany.

Skills and Experience: Industry/ Leadership/ Operational/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy

Committees:  Nominating and Corporate Governance

Other Current Public Company Directorships: GEA Group Aktiengesellschaft and Newmont Mining Corporation
Former Public Company Directorships (past 5 years): None

Director Since: 2017 Age: 57

The Board of Directors unanimously recommends that the stockholders vote FOR each of our nominees.

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Corporate Governance

Corporate Governance Principles and Code of Conduct
Cooper Standard is committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business is overseen by our board of directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible for making certain that our activities are conducted responsibly, lawfully, and ethically.
The Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of the Company. The Board has also adopted a Code of Conduct which applies to all directors, officers, and employees, including our chief executive officer, our chief financial officer, and our controller. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Conduct, and committee charters are available on our website at www.cooperstandard.com under the “Investors” tab or in printed form upon request by contacting Cooper Standard at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies our policies as warranted. Any modifications will be reflected on our website. In addition, if the Board grants any waivers from our Code of Conduct to any of our directors or executive officers, or if we amend our Code of Conduct, we will, if required, disclose these matters through the “Investor” section of our website on a timely basis. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference in this proxy statement.

Corporate Responsibility

Corporate responsibility and sustainability play an important role in our business strategy and long-term value creation for our shareholders, customers and employees. We have always focused on delivering strong financial results, but we are committed to doing so in a way that respects the communities and environments in which we operate. We believe that strong environmental, social and governance (ESG) programs and practices are critical to attracting the best talent, executing on our strategies, maintaining a robust supplier base and innovating to develop cost-effective solutions that meet our customers’ evolving realities.

We are committed to conducting business in a responsible manner and in compliance with all health, safety, and environmental laws and regulations. Consistent with this commitment, we will:

•
Consider that the health and safety of our employees, contractors and visitors is of the highest importance, believing that all incidents, injuries and illnesses are preventable through risk management and control;

•	Use sustainable business practices across our operations to minimize energy and water consumption, environmental emissions and waste generation;

•	Establish objectives to achieve continuous improvement in our health, safety and environment performance with the goal of becoming a world class leader;

•	Partner with our customers, suppliers and contractors to promote health, safety, and environmental excellence;

•	Develop products that minimize impact on the environment; and

•	Respect and support the communities in which we work and live.

In addition, we have built effective partnerships with our suppliers and utilize transparent corporate governance and leadership practices. We also champion corporate citizenship programs to advance education and collaborate with members of our communities. We recognize the importance of ESG considerations and are firmly committed to conducting the Company’s business in a responsible manner. Please view Company’s Corporate Responsibility Report at www.cooperstandard.com/about-us/corporate-responsibility for further information about the Company’s corporate responsibility and sustainability efforts. Please note that our Corporate Responsibility Report is not a part of our proxy solicitation materials.

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Board of Directors
Independence of Directors
Board’s Guidelines on Director Independence:
Our Corporate Governance Guidelines provide that a majority of the members of the Board must meet the criteria for independence set forth under applicable law and the New York Stock Exchange (“NYSE”) listing standards. The Board determines on an annual basis whether each director qualifies as independent under these criteria. In addition to applying the NYSE independence rules, the Board will consider all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director. Furthermore, our Audit, Compensation and Nominating and Corporate Governance Committees are constituted so as to comply with the NYSE listing standards regarding independence, including committee independence.
Application of Guidelines:
The Board has determined that all of our directors are independent as determined pursuant to NYSE rules, except for Mr. Edwards and Mr. Mastrocola. Mr. Edwards is not independent because he is our CEO. Mr. Mastrocola is not independent under NYSE rules because his brother is a partner at Ernst & Young LLP, the Company’s independent auditor. Mr. Mastrocola’s brother has no direct involvement of any kind in the relationship between Ernst & Young LLP and the Company or the review of our financial statements.
Board Leadership Structure
The Board’s leadership structure currently includes a combined chairman and chief executive officer role with a non-employee lead director, as permitted by our Corporate Governance Guidelines.

Chairman and Chief Executive Officer

Mr. Edwards serves as chairman of the board of directors as well as our CEO. The Board believes that this structure is in the best interests of our stockholders at this time because it takes into consideration the importance of having a chairman with in-depth knowledge of, and experience in, our industry and promotes communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction. In addition, this structure helps ensure that the non-employee directors’ attention is devoted to the issues of greatest importance to the Company and our stockholders. Our Board periodically reviews its determination to have a single individual serve as both chairman and CEO.

Lead Director

The lead director position is elected by the non-employee members of the Board upon the recommendation of the Nominating and Corporate Governance Committee. The Board believes that the role of the lead director, together with the existence of a substantial majority of independent directors, fully independent Board committees, and the use of regular executive sessions of non-employee and independent directors achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management.

Mr. Mastrocola as the lead director:

1.	presides at meetings and sessions of the non-employee directors and communicates with management concerning the substance of such meetings and sessions;

2.	assists the Board’s chairman with the setting of agendas and other matters relating to meetings of the Board;

3.	in consultation with the Compensation Committee, assists the Board with its evaluation of the performance of the CEO; and

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4.	undertakes such other activities as may be requested by the Board or required by applicable laws, regulations, or rules.

Board’s Role in Risk Oversight
The Board is responsible for analyzing and overseeing material risks we face. The Board works with our executive leadership team to identify significant risks to our business. Management continually monitors the following general categories of risk related to our business: financial reporting risk, strategic and macroeconomic risk, operational risk, cybersecurity risk, and legal and compliance risk. Those risks are regularly reviewed with the Board and its committees. The Board ensures that appropriate policies and procedures are in place to identify and mitigate risks and that those policies and procedures are followed.
In addition to the role of the full Board in overseeing risk, the Board has delegated Board committees to oversee specific risks that align with their functional responsibilities, as presented below:

Committee		Primary Areas of Risk Oversight
Audit Committee	•	Reviews our policies with respect to risk assessment and management of risks that may be material to the Company, including cybersecurity risks
	•	Reviews our system of disclosure controls and system of internal controls over financial reporting
	•	Reviews our compliance with legal and regulatory requirements
Compensation Committee	•
Reviews our compensation programs and practices and determines whether any such programs or practices create risks that are likely to have any material adverse effect on the Company and, if necessary, recommends changes to our compensation programs to eliminate such risks

Nominating and Corporate Governance Committee	•	Reviews and oversees risks related to our governance structure and processes, related party transactions, and our legal and ethical compliance programs, including our Code of Conduct.
Board of Director Attendance Requirements for Meetings
Meetings:
Our Board of Directors met eleven times in 2018. As set forth in our Corporate Governance Guidelines, Board members are expected to attend Board meetings and meetings of the committees on which they serve. All directors are also strongly encouraged to attend our annual meeting of the stockholders. All incumbent director nominees attended at least 75% of the meetings of our Board and the committees on which such director served during 2018. All of the incumbent directors serving on the Board at such time attended the 2018 Annual Meeting.
Meetings of Non-Employee Directors:
In accordance with our Corporate Governance Guidelines and the listing standards of NYSE, our non-employee directors meet regularly in executive sessions of the Board without management present. Executive sessions of non-employee directors are led by Mr. Mastrocola, the lead director, and are held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with regularly scheduled committee meetings, as appropriate. At least once a year, the independent directors meet in an executive session led by one of the independent directors who is selected by all of the independent directors to lead the session.

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Evaluation of Board Performance
The Board believes that its annual evaluation, the process for which is illustrated below, is integral to enhancing our Board’s effectiveness. These annual self-evaluations are intended to facilitate a candid assessment and discussion by the Board of its effectiveness as a group in fulfilling its responsibilities, its performance as measured against the Corporate Governance Guidelines, and areas for improvement. Each Committee of the Board also conducts a similar annual self-evaluation of its performance and procedures.

Questionnaire	»	Questionnaire enables candid director feedback.

Board Assessments & Discussions	»
During an executive session of the Board led by the Chair of the Nominating and Governance Committee and the lead director, the questionnaires are used to facilitate assessments of the following areas:

		•	Individual performances of the directors, lead director and committee chairs
		•	Board and committee operations
		•	Board performance
		•	Committee performance

Follow-Up	»	Policies and practices updated as appropriate.

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Board Committees and Their Functions
Committees of the Board of Directors
Our Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board of Directors determined that each member of each Committee is independent under applicable NYSE listing standards and SEC rules. Each Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website.
The following charts sets forth our Board’s standing committees and membership on these committees.

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jeffrey S. Edwards *
David J. Mastrocola **
Justin E. Mirro			●
Robert J. Remenar		C
Sonya F. Sepahban		●
Thomas W. Sidlik	●		C
Matthew J. Simoncini†	●
Stephen A. Van Oss†	C	●
Molly P. Zhang			●
Number of Meetings in 2019	7	5	5

*    Chairman of Board
**    Lead Director
†    Financial Expert
“C”    Denotes member and Chairman of Committee
“●”    Denotes member

Audit Committee

Committee’s Key Responsibilities
	•	Select independent registered public accounting firm
	•	Oversee account and financial reporting processes and the audit of annual and quarterly financial statements
	•	Oversee compliance with legal and regulatory requirements
	•	Review and evaluate the independence, qualifications, and performance of our independent auditors and the performance of our internal audit function
	•	Review and oversee our system of internal controls regarding finance, accounting, and legal compliance

Chair	Audit Committee Financial Expertise and Independence
Stephen A. Van Oss
Our Board has determined that each member of the Audit Committee is financially literate and that Messrs. Van Oss and Simoncini qualify as audit committee financial experts as defined by the rules and regulations of the Securities and Exchange Commission (“SEC”).

Members
Thomas W. Sidlik
Matthew J. Simoncini

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Compensation Committee

Committee’s Key Responsibilities
	•	Review and approve corporate goals, objectives, and other criteria relevant to the chief executive officer’s and the other executive officers’ compensation
	•	Evaluate the performance of all executive officers and determine their compensation
	•	Establish overall compensation philosophy and review and approve executive compensation programs, and assess related risks
	•	Review and approve any employment or severance arrangement with executive officers
	•	Review and approve equity-based compensation plans and awards made pursuant to such plans
	•	Work with the CEO and the Board on succession planning
	•	Oversee the Company’s employee benefit plans, including the delegation of responsibility for such programs to the Company’s Benefit Plan Committee
Chair
Robert J. Remenar	Compensation Consultant

The Compensation Committee has engaged FW Cook as its independent compensation consultant. The consultant reports directly to the Compensation Committee, including with respect to management’s recommendations of compensation programs and awards. The consultant advises the Compensation Committee on a number of compensation-related considerations, including compensation practices among our peer group companies, pay-for-performance measures, competitiveness of pay levels, program design, and market trends. Other than consulting on executive compensation matters, FW Cook has performed no other services for the Compensation Committee or the Company.
The Compensation Committee maintains a formal process to ensure the independence of any executive compensation advisor engaged by the Compensation Committee, including consideration of all factors relevant to the advisor’s independence from management as required by applicable NYSE listing standards.  In connection with its engagement of FW Cook, the Compensation Committee considered these factors and determined that FW Cook qualified as independent and that its engagement does not raise any conflict of interest.

Members
Sonya F. Sepahban
Stephen A. Van Oss

Nominating and Corporate Governance Committee

Committee’s Key Responsibilities
	•	Identify and evaluate individuals qualified to become members of the Board consistent with criteria approved by the Board
	•	Select or recommend to the Board the director nominees to stand for election by the stockholders or to fill vacancies on the Board and board committee memberships
	•	Develop and ensure compliance with corporate governance principles and practices applicable to the Company
	•	Review our legal compliance and ethics programs and policies
	•	Review and make recommendations to the Board on director compensation, as well as indemnification and insurance matters
	•	Oversee the annual performance evaluation of the Board and its committees
Chair
Thomas W. Sidlik

Members
Justin E. Mirro
Molly P. Zhang

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Director Compensation
Summary of Compensation
Members of the Board of Directors who are not Cooper Standard employees receive an annual cash fee of $100,000 (increased from $80,000 at the beginning the second quarter of 2018) and, if they chair a committee, an additional fee of $10,000 per year. The lead director receives an additional fee of $20,000 per year, less any amount the lead director may receive in fees as chair of a committee. Non-employee directors were also eligible to receive equity grants under the 2017 Plan. In 2018, the value of the equity awards granted to non-employee directors was approximately equal in value to 123% of the annual base director fee.
The following table sets forth information regarding the compensation received by each non-employee director during the year ended December 31, 2018.

Name (a)	Fees Earned or Paid in Cash (b)		Stock Awards (c)[1]	Option Awards ($) (d)[2]	All Other Compensation ($) (g)	Total (h)
David J. Mastrocola	$115,000	[3]	$123,190	—	—	$238,190
Justin E. Mirro	$95,000		$123,190	—	—	$218,190
Robert J. Remenar	$105,000	[4]	$123,190	—	—	$228,190
Sonya F. Sepahban	$95,000		$123,190	—	—	$218,190
Thomas W. Sidlik	$105,000	[5]	$123,190	—	—	$228,190
Matthew J. Simoncini	$41,576	[6]	$101,168	—	—	$142,744
Stephen A. Van Oss	$105,000	[7]	$123,190	—	—	$228,190
Molly Zhang	$95,000		$123,190	—	—	$218,190
Sean O. Mahoney	$30,110	[8]	—	—	—	$30,110

[1]
The amount shown in column (c) represents the grant-date fair value of 956 time-vested RSUs granted to each of the non-employee directors who were directors on the grant date, May 17, 2018, under the Company’s 2017 Plan. In the case of Mr. Simoncini, the amount shown in column (c) represents the grant-date fair value of 712 time-vested RSUs granted to to him on the grant date, August 1, 2018, under the Company’s 2017 Plan. These RSUs will vest, assuming continued service as a director, on the earlier of the first annual stockholder meeting after the grant date or May 17, 2019. Each RSU represents a contingent right to receive, at the Company’s option, either one share of common stock or the cash equivalent upon satisfaction of the vesting requirements. Under the Cooper-Standard Holdings Inc. Deferred Compensation Plan for Non-Employee Directors, the directors may make an irrevocable election to defer their RSU awards. For 2018, Messrs. Mastrocola, Mirro, Sidlik, Simoncini and Van Oss each deferred their 2018 RSU awards, and Dr. Zhang deferred 239 of her 2018 RSU awards.

[2]
As of December 31, 2018, the Company’s non-employee directors had option awards outstanding as follows: for each of Messrs. Mastrocola and Van Oss, options to purchase 9,731 shares of the Company’s common stock at an exercise price of $25.52 per share.

[3]	In addition to his annual outside director fee, Mr. Mastrocola received $20,000 for his services as the lead director.

[4]	Represents Mr. Remenar's outside director fee plus $10,000 for his services as chairman of the Compensation Committee.

[5]	Represents Mr. Sidlik’s annual outside director fee plus $10,000 for his service as the chairman of the Nominating and Corporate Governance Committee.

[6]	Mr. Simoncini became a director on August 1, 2018; thus his outside director fee was prorated from August 1, 2018, through December 31, 2018.

[7]	Represents Mr. Van Oss’ outside director fee plus $10,000 for his service as the chairman of the Audit Committee.

[8]	Represents Mr. Mahoney’s outside director fee of $30,110 through May 17, 2018, the date he resigned from the board.

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Stock Ownership Policy for Non-Employee Directors
To align the interests of our non-employee directors with the interests of our stockholders, the Board has a policy requiring that non-employee directors achieve a level of ownership of our common stock equal to five times their base annual director fee. Under this policy, non-employee directors are required to hold 75% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach their applicable stock ownership level. All of our non-employee directors meet the requirements of this policy.

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Stock Ownership and Related Stockholder Matters
Ownership of Certain Beneficial Owners and Management
The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of the dates indicated in the footnotes and (ii) (A) each of our directors, (B) each named executive officer, and (C) all directors and executive officers as a group, each as of March 18, 2019. Unless otherwise indicated, (i) the address of each beneficial owner is c/o Cooper-Standard Holdings Inc., 39550 Orchard Hill Place, Novi, Michigan 48375; and (ii) each of the beneficial owners listed below has sole voting and dispositive (investment) power over the shares beneficially owned.

	Common Stock Beneficially Owned
Named Executive Officers and Directors	Number of Common Shares[1]	Common Shares Underlying Exercisable Options[2]	Common Shares Underlying Restricted Stock Units[3]	Total Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Jeffrey S. Edwards [4]	123,692	132,087	—	255,779	1.4%
Jonathan P. Banas	1,583	5,390	—	6,973	*
Keith D. Stephenson	53,482	11,551	—	65,033	*
Song Min Lee	13,784	9,019	—	22,803	*
Jeffrey A. DeBest	750	1,662	—	2,412	*
David J. Mastrocola	8,115	9,731	5,583	23,429	*
Justin E. Mirro	4,541	—	1,866	6,407	*
Robert J. Remenar	4,272	—	—	4,272	*
Sonya F. Sepahban	2,401	—	—	2,401	*
Thomas W. Sidlik	4,750	—	5,583	10,333	*
Matthew J. Simoncini	5,500	—	712	6,212	*
Stephen A. Van Oss	8,115	9,731	5,583	23,429	*
Molly P. Zhang	701	—	448	1,149	*
Directors and executive officers as a group (24 persons)	289,295	282,756	19,775	591,826	3.3%

Significant Owners
BlackRock, Inc.[5]	2,468,026			2,468,026	14.1%
The Vanguard Group [6]	1,877,970			1,877,970	10.7%
AllianceBernstein L.P.[7]	1,010,912			1,010,912	5.8%
LSV Asset Management [8]	927,308			927,308	5.3%
Dimensional Fund Advisors LLP [9]	913,493			913,493	5.2%
Janus Henderson Group PLC [10]	894,355			894,355	5.1%

*	Less than 1%

[1]	Includes common stock directly or indirectly owned by each listed person.

[2]	Includes shares underlying options exercisable on March 18, 2019, and options that become exercisable within 60 days thereafter.

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[3]
Includes Restricted Stock Units credited to non-employee directors as of March 18, 2019, or within 60 days thereafter, which have been deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors and are payable within 45 days following termination of board service or a change of control.

Not included are the following RSUs that are payable within 60 days of March 18, 2019, and may be paid in cash or shares of common stock at the election of the Company:

Robert J. Remenar	956
Sonya F. Sepahban	956
Molly P. Zhang	717

[4]
The number of common shares reported for Mr. Edwards includes 13,200 shares held by an irrevocable family trust for which his spouse is a beneficiary. Mr. Edwards disclaims beneficial ownership of the stock held by the trust except to the extent of his pecuniary interest therein.

[5]
Based solely on the Schedule 13G/A filed with the SEC on January 24, 2019, BlackRock, Inc. reported being the beneficial holder of 2,468,026 shares of common stock as of December 31, 2018. BlackRock, Inc. has the sole power to vote 2,423,408 shares of common stock and the sole power to dispose of 2,468,026 shares of common stock. The address for BlackRock, Inc., is 55 East 52nd Street, New York, New York 10055.

[6]
Based solely on a Schedule 13G/A filed with the SEC on February13, 2019, The Vanguard Group reported being the beneficial holder of 1,877,970 shares of common stock as of December 31, 2018. Out of the 1,877,970 shares reported, (i) The Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 15,453 shares as a result of its serving as investment manager of collective trust accounts; and (ii) Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 3,674 shares of the outstanding common stock of the Company as a result of its serving as investment manager of Australian investment offerings. As of December 31, 2018, The Vanguard Group had the sole power to vote 17,177 shares; the sole power to dispose of 1,860,567 shares; the shared power to vote 1,950 shares; and the shared power to dispose of 17,403 shares of common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

[7]
Based solely on the Schedule 13G/A filed with the SEC on February 13, 2019. AllianceBernstein L.P. reported being the beneficial holder of 1,010,912 shares of common stock as of December 31, 2018. AllianceBernstein L.P. has the sole power to vote 832,627 shares of common stock and the sole power to dispose of 1,010,912 shares of common stock. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

[8]
Based solely on the Schedule 13G filed with the SEC on February 13, 2019, LSV Asset Management reported being the beneficial holder of 927,308 shares of common stock as of December 31, 2018. LSV Asset Management has the sole power to vote 544,329 shares of common stock and the sole power to dispose of 927,308 shares of common stock. The address for LSV Asset Management 155 N. Wacker Drive, Suite 4600, Chicago, IL, 60606.

[9]
Based solely on the Schedule 13G filed with the SEC on February 8, 2019, Dimensional Fund Advisors LLP reported being the beneficial holder of 913,493 shares of common stock as of December 31, 2018. Dimensional Fund Advisors LLP has the sole power to vote 881,853 shares of common stock and the sole power to dispose of 913,493 shares of common stock. The address for Dimensional Fund Advisors LLP is 6300 Bee Cave Road, Austin TX, 78746.

Dimensional Fund Advisors LP serves as investment manager or sub-adviser to certain commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of common stock held by the Funds. However, all shares of common stock reported by Dimensional are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares of common stock.

[10]
Based solely on the Schedule 13G filed with the SEC on February 12, 2019, Janus Henderson Group PLC reported being the beneficial holder of 894,355 shares of common stock as of December 31, 2018. Janus Henderson Group PLC has the shared power to vote 894,355 shares of common stock and the shared power to dispose of 894,355 shares of common stock. The address for Janus Henderson Group PLC is 201 Bishopsgate EC2M 3AE, United Kingdom.

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Janus Henderson has an indirect 97.11% ownership stake in Intech Investment Management LLC (“Intech”) and a 100% ownership stake in Janus Capital Management LLC (“Janus Capital”), Janus Capital International Limited (“JCIL”), Perkins Investment Management LLC (“Perkins”), Geneva Capital Management LLC (“Geneva”), Henderson Global Investors Limited (“HGIL”) and Janus Henderson Global Investors Australia Institutional Funds Management Limited (“JHGIAIFML”), (each an “Asset Manager” and collectively as the “Asset Managers”). Due to the above ownership structure, holdings for the Asset Managers are aggregated for purposes of the Schedule 13G filed with the SEC on February 12, 2019. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 894,355 shares or 5.0% of the shares of common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about our equity compensation plans as of December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))
	(a)[1]	(b)[2]	(c)
Equity compensation plans approved by security holders	926,564	$79.35	2,047,800
Equity compensation plans not approved by security holders	0	0	0
Total	926,564		2,047,800

1 Included in column (a) are restricted stock unit awards and cash-denominated and stock-settled performance-based awards converted to shares by dividing the accounting value of the award by the grant date stock price.
2 The weighted-average exercise price presented in column (b) does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards and cash-denominated and stock-settled performance-based awards, which have no exercise price.

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Executive Officers

Set forth below is certain information with respect to the current executive officers of the Company except for Mr. Stephenson who retired from the Company effective April 2, 2019.

Name	Age	Position
Jeffrey S. Edwards	56	Chairman and Chief Executive Officer
Jonathan P. Banas	48	Executive Vice President and Chief Financial Officer
Patrick R. Clark	46	Senior Vice President and Chief Global Engineering and Product Strategy Officer
Gabrielle Corrent	42	Vice President, Strategy and Mergers and Acquisitions
Christopher E. Couch	49	Senior Vice President and Chief Innovation Officer
Jeffrey A. DeBest	56	Senior Vice President and President, Advanced Technology Group
Hans O. Helmrich	49	Senior Vice President and Chief Global Manufacturing Officer
Susan P. Kampe	61	Senior Vice President and Chief Information and Procurement Officer
Song Min Lee	59	Senior Vice President and President, Asia Pacific
Juan Fernando de Miguel Posada	61	Senior Vice President and President, Europe, South America and India
Aleksandra A. Miziolek	62	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
Larry E. Ott	59	Senior Vice President and Chief Human Resources Officer
D. William Pumphrey, Jr.	59	Senior Vice President and President, North America
Keith D. Stephenson	58	Executive Vice President and Chief Operating Officer
Sharon S. Wenzl	60	Senior Vice President, Chief Communications and Community Affairs Officer
Peter C. Brusate	43	Vice President, Controller and Chief Accounting Officer

Jeffrey S. Edwards is our chairman and chief executive officer, a position he has held since May 2013, previously serving as chief executive officer and member of the Board of Directors of the Company since October 2012.
Jonathan P. Banas is our executive vice president and chief financial officer, a position he has held since June 2017, previously serving as our vice president, corporate controller, and chief accounting officer since September 2015. Prior to joining the Company, Mr. Banas served as director, Financial Reporting, of ZF TRW Automotive Holdings Corp., a manufacturer of automotive systems, modules and components, from 2010 to 2015.
Patrick R. Clark is our senior vice president and chief global engineering and product strategy officer, a position he has held since January 2019, previously serving as vice president, business development since May 2017. Mr. Clark served as senior director, global product line sealing from September 2013 to May 2017.
Gabrielle Corrent is vice president, strategy and mergers and acquisitions, a position she has held since October 2018.  Prior to joining the Company, Ms. Corrent was employed at Stanley Black & Decker, Inc., a manufacturer of industrial tools and hardware, serving as CFO of Global Automotive from June, 2016 to September, 2018 and serving in various positions, including a regional director of finance and director of financial planning and analysis from May, 2013 to June, 2016.
Christopher E. Couch is our senior vice president and chief innovation officer, a position he has held since January 2019. From 2016 to 2018, Mr. Couch served as vice president, product line strategy and innovation. Prior to joining the Company, he served as chief technical officer and global manufacturing vice president at Lear Corp, a global supplier of automotive seating systems and electrical systems, from 2013.
Jeffrey A. DeBest is our senior vice president and president, Advanced Technology Group, a position he has held since March 2018. From 2014 to 2017, Mr. DeBest served as chief operating officer at APM Terminals B.V., one of five companies within the Maersk Group of Copenhagen, Denmark. From 2012 to 2014, he served as vice president and general manager at Johnson Controls, Inc., a multinational diversified technology and industrial conglomerate.
Hans O. Helmrich is our senior vice president and chief global manufacturing officer, a position he has held since January 2019, prior to which he served as vice president, operations, North America from 2017. From 2013, when Mr. Helmrich joined

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the Company, to 2017, he served in various positions, including vice president, operations, Europe and vice president, engineering Europe and Asia Pacific.
Susan P. Kampe is our senior vice president, chief information and procurement officer, a position she has held since October 1, 2018, prior to which she was senior vice president and chief information officer from March 2018. Ms. Kampe served as vice president, chief information officer from November 2015 to March 2018. Ms. Kampe served as managing partner and founder of Zang Consulting LLC, a software and technical consulting company, from 2009 to 2015.
Song Min Lee is our senior vice president and president, Asia Pacific, a position he has held since January 2014, previously serving as president, Asia Pacific, since January 2013. Prior to joining the Company, Mr. Lee served as vice president and general manager of Johnson Controls, Inc., a multinational diversified technology and industrial conglomerate, from 2007 to 2012.
Juan Fernando de Miguel Posada is our senior vice president and president, Europe, South America, and India. Mr. de Miguel has served as senior vice president and president, Europe since 2013, South America since 2015, and India since 2018. Mr. de Miguel served as Western European chief executive officer of Avincis Emergency Services, a supplier of helicopter and fixed wing emergency services, from September 2012 to March 2013.
Aleksandra A. Miziolek is our senior vice president, general counsel, secretary and chief compliance officer, a position she has held since February 2014. From 2010 to January 2014, Ms. Miziolek was the director of the Automotive Industry Group of Dykema Gossett, PLLC, a national law firm.
Larry E. Ott is our senior vice president and chief human resources officer, a position he has held since January 2014, previously serving as vice president, global human resources, since August 2013. Prior to joining the Company, Mr. Ott served as senior vice president, human resources, for Meritor, Inc., a global supplier of drivetrain, mobility, braking and after-market solutions for commercial vehicle and industrial markets, from 2010 until 2013.
D. William Pumphrey, Jr., is our senior vice president and president, North America, a position he has held since January 2014, previously serving as president, North America, since August 2011.
Keith D. Stephenson was our executive vice president and chief operating officer through April 1, 2019, a position he held since January 2014, previously serving as chief operating officer since December 2010.
Sharon S. Wenzl is our senior vice president, chief communications and community affairs officer, a position she has held since January 2016. Previously, she was vice president, corporate communications, a position she held since joining the Company in 2007.
Peter C. Brusate is our vice president, controller and chief accounting officer, a position he has held since June 2017. He has been with the Company since 2015, serving as vice president, internal audit and compliance. Prior to joining the Company, Mr. Brusate was controller for the Asia Pacific business of the former Delphi Automotive, a global auto parts company, from July 2013 to October 2015 and director of internal audit, The Americas, from July 2012 to July 2013.

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Transactions with Related Persons
Related Persons Transactions Policies and Procedures
We have established a formal written policy regarding transactions with related persons as defined under Item 404(a) of Regulation S-K (the “Related Party Transaction Policy” or the “Policy”). The Policy assists us in identifying, reviewing, monitoring and, as appropriate, approving transactions with related parties. The Policy requires that any transaction involving the Company which exceeds $120,000 and in which a related party had or will have a direct or indirect material interest must be approved or ratified by the Nominating and Corporate Governance Committee if it involves a shareholder who owns greater than 5% of our shares, a director, a nominee for director, the chief executive officer, or the general counsel and/or their immediate family members. Such transactions involving executive officers other than the chief executive officer or the general counsel will be referred to the general counsel for review and approval or ratification. All determinations by the general counsel under the Policy will be reported to the Committee at its next regularly scheduled meeting.
In connection with the review and approval or ratification of a related party transaction, the Nominating and Corporate Governance Committee, or the general counsel, as applicable, will consider relevant facts and circumstances, including:

•	whether the terms of the transaction would apply on the same basis if the transaction did not involve a related party;

•	whether there are compelling business reasons for the Company to enter into the transaction and the nature of any alternative transactions;

•	the timing of the transaction;

•	whether the transaction would impair the independence of a director; and

•	whether the transaction would present an improper conflict of interest.
We have implemented procedures to ensure compliance with the Related Party Transaction Policy. In particular, each director, nominee for director, and executive officer is required to complete a questionnaire in connection with the annual proxy statement that asks a series of questions aimed at identifying possible related party transactions. In addition, on a quarterly basis, we seek to identify related party transactions through an internal inquiry across various departments, including finance, sales, and legal, which includes a review of payments to or from any party that may be considered related. In addition, our Code of Business Conduct and Ethics prohibits our directors, officers, employees, and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest.

Fiscal Year 2018 Related Persons Transactions
A brother of Susan P. Kampe, our senior vice president and chief information officer, is a vice president, quality, at the Company, and earned $667,083 in total compensation in 2018, including base salary, annual incentive bonus, the value of any long-term incentive award paid in 2018, and any other compensation. He also participates in the benefit plans of the Company. His employment with the Company precedes the employment of Ms. Kampe with the Company and her appointment as an executive officer. His compensation was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Ms. Kampe does not have a material interest in her brother’s employment, nor does she share a household with him.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of the common stock of the Company to file with the SEC reports of ownership of the Company’s securities and changes in reported ownership. Officers, directors, and greater than ten percent stockholders are required to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of copies of such reports received by the Company, we believe that during 2018 our officers, directors, and greater than ten percent stockholders complied with their Section 16(a) filing obligations on a timely basis, except for Ms. Sepahban for whom we filed one late report due to an administrative error.

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Other Matters Concerning Directors, Nominees and Executive Officers
SEC regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings involving directors, nominees for director or executive officers of the Company or companies of which a director, nominee for director, or executive officer was an executive officer at the time of filing. Mr. Keith D. Stephenson served as an executive officer of the Company at the time the Company filed for protection under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in August 2009. Mr. Remenar, a director, was an executive officer of Chassix Inc. approximately nine months before Chassix Inc. filed for protection under Chapter 11 in March 2015. Mr. Simoncini, a director, was an executive officer at Lear Corporation at the time it filed for protection under Chapter 11 in July 2009.

Communications with the Board of Directors
The Board has established procedures for the stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the lead director or the non-employee or independent members of the Board to their attention at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the lead director or independent members of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business, or communications that relate to improper or irrelevant topics.

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Proposal 2: Advisory Vote on Named Executive Officer Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking the stockholders to vote, on an advisory or non-binding basis, to approve the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. A detailed description of our compensation program is available in the Compensation Discussion and Analysis section.
The advisory vote, commonly known as a say-on-pay vote, gives stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes are not counted as votes FOR or AGAINST the proposal, and will therefore have no effect on such vote. The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation. We intend to hold the next advisory vote on the compensation of our named executive officers at the 2019 annual meeting of the stockholders.
The Board and the Compensation Committee believe that we have created an executive compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking the stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this proxy statement.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the key principles and material elements of the compensation programs applicable to our NEOs in 2018. The NEOs for 2018 are as follows:

Mr. Jeffrey Edwards	Chairman and Chief Executive Officer
Mr. Jonathan Banas	Executive Vice President and Chief Financial Officer
Mr. Keith Stephenson	Executive Vice President and Chief Operating Officer
Mr. Song Min Lee	Senior Vice President and President, Asia Pacific
Mr. Jeffrey DeBest	Senior Vice President and President, Advanced Technology Group

Executive Summary
Cooper Standard’s growth slowed in 2018 due to challenging market conditions and increasing commodity costs. In particular, for the full year 2018, sales increased 0.2% to $3.63 billion. Our net income was $107.8 million in 2018, compared to $135.3 million in 2017. Our Adjusted EBITDA* (as defined in our Annual Incentive Award section) was $376.5 million compared to $452.0 million in 2017 which fell short of the 2018 threshold performance goal in our annual incentive program. Our operating cash flow (as defined in our Annual Incentive Award section) was also below the threshold achievement level in our annual incentive program. In alignment with a true pay for performance program, there were no annual incentive payments to our NEOs. With respect to Long-Term Incentive Plan awards for the performance period ending on December 31, 2018, our average return on invested capital over the three-year period ending December 31, 2018 (12.9%) was between the pre-established threshold and target performance levels of 10.8% and 13.5%, respectively, resulting in an earnout of 89% of the target number of shares granted.
Despite 2018 being a challenging year, the Company is focused on improving its operating efficiency and executing its global strategy to offset the negative market impacts. The Company is also focusing on value creation in non-automotive markets and positioning itself to continue its profitable growth over the next five years.

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* For a reconciliation of Adjusted EBITDA from net income, which is the most comparable financial measure in accordance with U.S. GAAP, please see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures section on pages 37-39 in our annual report on Form 10-K for the fiscal year ending December 31, 2018.
Compensation Philosophy and Objectives
Our compensation programs are designed to:

•	Link executive compensation to Company performance;

•	Help us attract and retain a highly-qualified executive leadership team;

•	Align the interests of executives with those of our stockholders;

•	Focus our leadership team on increasing profitability, cash flow, and return on invested capital; and

•	Motivate our leadership team to execute our long-term growth strategy while delivering consistently strong financial results.
To help achieve these goals, we believe compensation for executive officers should include the following components:

•	Base salary;

•	Annual performance-based cash incentives;

•	Long-term performance-based equity incentives;

•	Regular and change-of-control termination benefits; and

•	Competitive health, welfare, and retirement benefits.
The Compensation Committee regularly reviews these components and evaluates each in connection with furthering our compensation philosophy and objectives. To assist with determining appropriate target compensation levels and components, the Compensation Committee reviews market data and best practices, including benchmarking our target compensation to that provided to similarly-situated executives at comparable companies as discussed below. The Compensation Committee generally targets compensation for our NEOs at approximately the 50th percentile of comparable companies (based on our benchmarking peer group and general industry survey data), recognizing that actual compensation levels will fluctuate above or below median levels depending on our performance. In addition, target compensation for specific executives can be above or below the market median based on the individual’s importance to the organization, the difficulty and cost of replacement, the expected future contribution to the organization, tenure at current position, and skill set relative to the external marketplace.
We are committed to sound and effective compensation and related governance practices. As such, we have adopted the following:

•	Independent compensation consultant retained by the Compensation Committee;

•	Annual benchmarking using general industry surveys and a peer group proxy analysis;

•	Majority of target total direct compensation is performance-based;

•	Balanced mix of performance measures aligned with long-term strategy;

•	Clawback policy;

•	Anti-hedging and anti-pledging policy; and

•	Stock ownership guidelines.
Processes Relating to Executive Compensation
The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our NEOs and overseeing our compensation plans, policies, and benefit programs. Our human resources team supports the Compensation Committee in its work. In evaluating and determining target compensation levels for our NEOs, the Compensation Committee relies on data received from the independent compensation consultant and the chief human resources officer, as well as recommendations from the CEO. The Compensation Committee, following discussions with the CEO, meets privately and determines the salary and target incentive compensation of the CEO and the other NEOs. Executives whose compensation is under consideration are not present during the Compensation Committee’s review meetings, and neither the CEO nor management has any input into the compensation decisions for the CEO. The considerations, criteria and procedures applicable to these determinations are discussed more fully under “Executive Compensation Components.”

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Executive Compensation Review for 2018
As discussed above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. FW Cook has served as the Compensation Committee’s independent consultant since 2013. As part of its engagement, FW Cook benchmarked the target compensation levels of our NEOs to assess the competitiveness of our executive compensation programs in the markets in which we compete for talent, focusing in particular on base salaries, target annual incentive opportunities and long-term incentive opportunities. For 2018, FW Cook compared our programs in these areas to a peer group comprised of 14 publicly-traded automotive suppliers with 2017 annual revenues between $1.4 billion and $8.8 billion and with median revenues of $3.0 billion. FW Cook supplemented its analysis of peer group proxy data with general industry survey data, which was size-adjusted to reflect the revenue responsibility of each executive.
The peer group below was reviewed and approved by the Compensation Committee for 2018. In comparison to 2017, Federal-Mogul was removed from the peer group due to its acquisition by Tenneco.
The 2018 peer group companies were:

•	American Axle & Mfg. Holdings, Inc.	•	Linamar	•	Tenneco Inc.
•	Cooper Tire & Rubber	•	Martinrea International Inc.	•	Tower International, Inc.
•	Dana Holding Incorporated	•	Meritor, Inc.	•	Visteon Corp.
•	Harman International Industries Inc.	•	Metaldyne Performance Group	•	WABCO Holdings Inc.
•	LCI Industries (formerly Drew Industries, Inc.)	•	Modine Manufacturing Co.
Based on its fall 2017 analysis (which was used to inform target Total Direct Compensation (“TDC”) changes for 2018), FW Cook concluded that base salaries for our NEOs were generally within the competitive range of the median. The competitiveness of target bonus opportunities varies by executive. All NEOs had target cash compensation positioned within a competitive range of the median with the exception of Mr. Banas, who was positioned at 73% of the peer group survey median, and Mr. Lee who was positioned at 138% of the survey median. Mr. Banas was positioned lower than the median due to his relatively recent promotion into the role. Mr. Lee was positioned above the median after considering his skill set, experience and position. Relative to survey data, executive target TDC levels were 84% of the median, in the aggregate.
As discussed above, the Compensation Committee considers all factors relevant to FW Cook’s independence from management as required by applicable NYSE standards. Apart from the work it performed for the Compensation Committee, FW Cook provided no other services to the Company in 2018. As a result of this and the consideration of other factors, the Compensation Committee determined that the engagement of FW Cook in 2018 was appropriate and raised no conflict of interest.
Say-on-Pay Vote
Our annual stockholder advisory vote on the compensation of our NEOs was held in May 2018. Our stockholders overwhelmingly approved the compensation of the NEOs as disclosed in the 2018 Proxy Statement, with approximately 98% of shares voted in favor of the say-on-pay advisory proposal. The Compensation Committee has determined that our executive compensation philosophy, compensation objectives, and compensation elements continue to be appropriate and did not make any material changes to our executive compensation program in response to the 2018 say-on-pay vote. We continue to believe that our executive compensation program is tied to performance and aligns with stockholder interests.
Executive Compensation Components
The following describes the components of our 2018 executive compensation program as approved by the Compensation Committee.
Base Salary
Our NEOs are paid a base salary that is determined early in each fiscal year or upon changes in roles or positions within the Company. The Compensation Committee determines the CEO’s base salary and, taking into account recommendations from the CEO, the salaries of the other NEOs. Generally, our practice is to pay base salaries that are competitive in the markets in which we compete for talent and commensurate with the responsibilities and contributions of each executive. Based upon the Compensation Committee’s evaluation of data supplied by FW Cook, NEOs received salary increases as follows:

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	2017 Base Salary	2018 Base Salary	Increase
Mr. Edwards	$1,000,000	$1,000,000	—%
Mr. Banas[1]	$400,000	$450,000	12.5%
Mr. Stephenson	$679,000	$700,000	3.1%
Mr. Lee	$562,000	$579,000	3.0%
Mr. DeBest[2]	N/A	$500,000	N/A

[1]
Mr. Banas was appointed Executive Vice President and Chief Financial Officer effective June 7, 2017. His 2017 base salary in the table reflects his base salary immediately following his promotion to that role.

[2]	Mr. DeBest joined the Company on March 1, 2018.

Annual Incentive Award
Prior to or early in each fiscal year, the Compensation Committee determines target annual incentive opportunities payable to the NEOs upon the achievement of performance targets approved by the Compensation Committee for the year. Target annual incentives for 2018 were split into two distinct components such that 60% of the incentive was based on the achievement of an Adjusted EBITDA (as defined below) performance goal and the remaining 40% was based on the achievement of an operating cash flow (as defined below) performance goal.
Adjusted EBITDA and operating cash flow are deemed by the Compensation Committee to be appropriate objective measurements of the financial performance of the Company because they are indicators of our strategy to achieve sustained profitable growth and align executive compensation with the interests of our stockholders over the long term.
The annual incentive award program (the “AIP”) is designed to focus our executive leadership team on the achievement of strong financial performance over a one-year period. The Compensation Committee establishes a “threshold” or minimum performance goal, the achievement of which entitles NEOs to an annual incentive payment equal to 50% of target for each performance metric. No annual incentive award is payable on a given metric if the Company fails to meet the corresponding threshold performance goal for that metric. The Compensation Committee also sets a “superior performance” level, the achievement of which entitles NEOs to a maximum annual incentive payment equal to 200% of the target amounts (on each metric). The superior performance level represents a goal deemed difficult to achieve at the beginning of the year based on the assumptions underlying our business plan. Actual annual incentive payments are determined using linear interpolation for performance attainment between “threshold” and “target” and between “target” and “superior.” In the first quarter following the end of the fiscal year to which an annual incentive award applies, the Compensation Committee determines whether, and to what extent, the applicable performance targets were achieved based on our financial results for the fiscal year. With respect to NEOs, the calculated payout may be subject to downward adjustment of up to 100% at the discretion of the Compensation Committee.
For 2018, the Compensation Committee established target awards under the AIP for each NEO based on a percentage of base salary as follows: 120% for Mr. Edwards, 75% for Mr. Stephenson, and 65% for Messrs. Banas, Lee and DeBest. The target award amounts did not change from 2017 except for Mr. Edwards, whose target award increased from 110% of base salary. The Compensation Committee set Adjusted EBITDA and operating cash flow performance targets applicable to the Company as a whole in accordance with our 2018 business plan as approved by the Board of Directors, as follows:

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2018 Achievement Level	Adjusted EBITDA[1] 60% (000)	Award Payout as % of Award Target
Below Threshold	Below $395,300	0%
Threshold (85% of target performance)	$395,300	50%
Target	$465,000	100%
Superior (115% of target performance)	$534,800 +	200%

[1]
Adjusted EBITDA is not a measure recognized under U.S. GAAP and is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain items that management does not consider to be reflective of the Company’s core operating performance.

2018 Achievement Level	Operating Cash Flow[2] 40% (000)	Award Payout as % of Award Target
Below Threshold	Below $132,800	0%
Threshold (80% of target performance)	$132,800	50%
Target	$166,000	100%
Superior (120% of target performance)	$199,200 +	200%

[2]
Operating cash flow is not a measure recognized under U.S. GAAP and is defined as Adjusted EBITDA minus cash taxes, capital expenditures (accrual methodology) and a five-point quarterly average change to working capital.

In 2018, for purposes of the AIP, our Adjusted EBITDA was $376.5 million and operating cash flow was $47.9 million, which were both below their respective threshold level. This performance achievement resulted in no payout under the AIP being earned for 2018 performance for any of our NEOs.

Long-Term Incentive Compensation
2018 Long-Term Incentive Program
The 2017 Plan authorizes the Compensation Committee to award stock options, stock appreciation rights, shares of common stock, restricted stock, RSUs, incentive awards, and certain other types of awards to our key employees and directors. Except in the case of newly hired or promoted executives, it has been the practice of the Compensation Committee to grant incentive awards under the 2017 Plan, including equity-based incentive awards, during the first quarter of the calendar year so that all or most elements of executive compensation can be considered in a coordinated, comprehensive manner.
For 2018, the Compensation Committee, following consultation with FW Cook, determined that equity-based awards to our NEOs should have a value generally aligned with the market median total long-term incentive awards granted to executives in comparable positions. The equity-based awards we granted in 2018 consisted of options to purchase shares of our common stock, time-vested RSUs, and performance-based RSUs (“Performance RSUs”). The percentage mix of the three Long-Term Incentive Program (“LTIP”) vehicles granted in 2018 (on a value basis) was approximately 50%, 30%, and 20% for Performance RSUs, stock options, and time-vested RSUs, respectively, which was unchanged from 2017.

Messrs. Edwards and Banas received increases in their 2018 LTIP. Mr. Edwards’ LTIP value increased from $2,900,000 to $3,400,000 as the value of his award was determined to be low relative to his benchmark peer group. Mr. Banas’ LTIP value increased from $500,000 to $575,000 to bring him closer to the median of his benchmark peer group given his initially conservative positioning following his promotion into the Executive Vice President and Chief Financial Officer role. For 2018, LTIP values for Messrs. Stephenson and Lee did not change. The grant value approved by the Compensation Committee for the 2018 annual equity-based awards along with the number of units and options granted are as follows:

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		Number of Awards
	2018 LTIP Grant Value	Performance RSUs at Target	Stock Options	Time Vested RSUs
Mr. Edwards	$3,400,000	13,279	25,117	5,312
Mr. Banas	$575,000	2,246	4,248	899
Mr. Stephenson	$1,121,000	4,378	8,282	1,752
Mr. Lee	$675,000	2,637	4,987	1,055
Mr. DeBest	$675,000	2,637	4,987	1,055

Additionally, Mr. DeBest received 5,000 Time Vested RSUs valued at $640,000 as an inducement award when he started with the Company on March 1, 2018. The Time Vested RSUs cliff vest after three years.

2018 Performance-Based Restricted Stock Units
For 2018, we granted a target number of Performance RSUs to our NEOs under the 2017 Plan. The Performance RSUs cliff vest after three years if we achieve certain established performance goals based on return-on-invested-capital (“ROIC”) and if the NEO remains employed until December 31, 2020. If the Company’s ROIC for the three-year performance period ending December 31, 2020 is at target, 100% of the Performance RSUs will vest. If ROIC is 80% of the target performance goal, then one half of the Performance RSUs will vest. If ROIC is 120% of the target performance goal, then two times the number of Performance RSUs will vest. Achievement of the performance goal between threshold and target, and between target and superior will be linearly interpolated. Performance RSUs that vest will be settled 100% in shares of our common stock.
Following its review of the benchmarking analysis by FW Cook, the Compensation Committee determined that the value of the Performance RSUs granted in 2018 should continue to constitute approximately 50% of the total value of each NEO’s annual long-term incentive opportunity. The Compensation Committee considers Performance RSUs to be performance based because the wealth creation for NEOs is based on both the number of units vesting due to the Company’s capital efficiency and the value of the Company’s stock after the three-year performance period concludes. We believe Performance RSUs align the interests of our NEOs with those of our stockholders and further emphasizes the importance of our long-term performance.
2018 Stock Option Awards
For 2018, we granted non-qualified stock options to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. The options granted in 2018 vest ratably over a three-year period and expire on the tenth anniversary of the grant date or earlier upon certain terminations.
Following its review of a benchmarking analysis by FW Cook, the Compensation Committee determined that the value of stock options granted in 2018 should continue to constitute approximately 30% of the total value of the annual long-term incentive awards granted. We believe that the use of stock options as a component of compensation is an effective way of aligning the interests of our executives with those of our stockholders, as the intrinsic value of stock options is dependent upon increases in the price of our common stock.
2018 Time-Vested Restricted Stock Unit Awards
For 2018, the Compensation Committee approved a grant of time-vested RSUs to our NEOs. The RSUs cliff vest after three years. Following its review of a benchmarking analysis by FW Cook, the Compensation Committee determined that the value of time-vested RSUs granted in 2018 should continue to constitute approximately 20% of the total value of the annual long-term incentive awards granted. We believe that the use of time-vested RSUs as a component of compensation helps retain executives and aligns the interests of our executives and stockholders, as the value of RSUs is directly linked to the price of our common stock.
Awards under the 2016 Performance-Based Restricted Stock Units
In 2016, the Compensation Committee granted performance-based RSUs for each of the NEOs who was employed by us at the time for the three-year period ending December 31, 2018. Mr. DeBest commenced his employment with the Company after the 2016 performance-based RSUs were granted and did not receive awards under the LTIP pertaining to this period.
The LTIP awards for the three-year performance period ending December 31, 2018 were based on the achievement of a target ROIC of 13.5%, subject to continued service. Pursuant to the terms of the awards, payouts were to be determined as follows:

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Achievement Level	Three-Year Average Return on Invested Capital	Award Payout as % of Award Target
Below Threshold	Below 10.8%	0%
Threshold (80% of target performance)	10.8%	50%
Target	13.5%	100%
Superior (120% of target performance)	16.2% +	200%
Actual earnouts are determined using linear interpolation for performance attainment between “threshold” and “target” and between “target” and “superior”. The actual ROIC of the Company for the performance period was 12.9%, which resulted in an earnout of 89% of target under the LTIP awards for the performance period ending December 31, 2018. Consistent with the original terms of the award, 50% of earned performance-based RSUs were settled in shares of our common stock and 50% in cash. The table below presents target performance-based RSUs granted, the earnout factor and the resulting stock and cash payments.

2016-2018 Performance-Based RSU Payout

	Target Performance RSUs Granted	Earnout (% of Target)	Total RSUs Earned	Share Settled (50%)	Cash Settled (50%)*
Mr. Edwards	18,100	89%	16,110	8,055	$597,278
Mr. Banas	1,000	89%	890	445	$32,997
Mr. Stephenson	8,300	89%	7,388	3,694	$273,910
Mr. Lee	5,000	89%	4,450	2,225	$164,984
*Per the terms of the award, the cash payout is determined by multiplying the RSUs earned by the Company’s closing stock price on the date the Compensation Committee approves the earnout percentage. The closing stock price on February 14, 2019 was $74.15.

Retirement Plan Benefits
Our NEOs participate in a tax-qualified 401(k) retirement savings plan (the “CSA Savings Plan”) and our nonqualified retirement plan. Benefits under these plans provide executives with an income source during their retirement years and reward executives for long-term service to the Company. Mr. Stephenson is also covered under our Qualified Defined Benefit Plan, which was frozen January 31, 2009. We believe that our retirement plans are generally competitive in the automotive industry and assist the Company in attracting and retaining a high caliber executive leadership team. Please see the 2018 Pension Benefits table, the 2018 Nonqualified Deferred Compensation table, and the accompanying narratives for further information regarding our retirement plans.
Termination and Change of Control Benefits
One of our NEOs, Mr. Stephenson, receives certain benefits under his employment agreement upon certain termination events, including following a change of control of the Company. Messrs. Edwards, Banas, Lee, and DeBest, who do not have employment agreements, are entitled to such benefits through our Executive Severance Pay Plan. These benefits, described in detail under “Terms Applicable to Payments upon Termination of Employment,” are intended to ensure that the executive leadership team is able to objectively evaluate potential change of control transactions without the distraction of the potential impact such transactions may have on their employment.
Health Benefits
We provide our NEOs with health and welfare benefits that are available to all of our salaried employees. Our plan is a flexible plan which permits participants to choose among various co-pay options and available benefits, including medical, prescription drug, dental, long-term disability and life insurance, and other benefits depending on the needs of the participant and his or her dependents. These benefits help us remain competitive in attracting and retaining a high-caliber management team.
Perquisites
Our executives are provided with a vehicle for business and personal use through a vehicle lease program or through a vehicle allowance. This program helps us to attract and retain a high-caliber management team in the very competitive automotive

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supplier industry. The value of this benefit is treated as ordinary income for tax purposes at the full extent of its value, and participants, including the NEOs, do not receive any tax “gross up” payments or similar compensation to cover this tax.
Relocation and Expatriate Benefits
Mr. Lee commenced his employment with us in 2013 as president of our business units in the Asia Pacific region. In addition to the base salary and incentive compensation described above, Mr. Lee receives certain relocation and expatriate benefits. Mr. Lee receives Company-leased housing at his assignment location and other amounts associated with his assignment, including a goods and services allowance. Mr. Lee’s expatriate benefits also include tax equalization payments and tax preparation services. We believe that these benefits are appropriate to attract highly qualified candidates for key international leadership positions in competitive markets for executive automotive talent.
Stock Ownership Policy
We require that certain of our officers achieve and maintain levels of ownership of our common stock. The levels are based on multiples of each officer’s base salary. Under our policy, officers are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. Only shares owned outright and time-vested RSUs count toward satisfaction of the guideline (time-vested RSUs are counted on an after-tax basis assuming a 35% tax rate for ease of administration). This policy is intended to align the interests of our key executives with the interests of our stockholders by maintaining a strong link between the Company’s long-term success and the ultimate compensation of key executives. The stock ownership levels are as follows:

Positions	Stock Ownership Level (Multiple of Base Salary)
Chief Executive Officer	6X
Chief Operating Officer; Chief Financial Officer	3X
All Other NEOs	2X
All NEOs are in compliance at the required multiple of base salary or are retaining their acquired amounts until they reach the required multiple.
Policy Concerning Transactions Involving Company Securities
We have a policy applicable to all directors, officers, and employees that prohibits certain transactions involving our stock, including engaging in short-term speculative transactions, such as hedging transactions and buying or selling put or call options, holding the Company’s securities in a margin account, pledging the Company’s securities as collateral for a loan, or engaging in short sales of the Company’s securities.
Clawback Policy
Cooper Standard has a compensation recovery (“clawback”) policy. The policy authorizes the Board to recoup incentive compensation paid to executive officers, including our NEOs, in the event the Company experiences a material financial restatement. Recoverable compensation is any cash or equity-based compensation for which the grant, payment, or vesting was predicated upon the achievement of financial results that were derived from financial statements that are required to be restated, except where such restatement is required due to changes in accounting rules or standards or changes in applicable law.

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Compensation Committee Report
The Compensation Committee of the Board of Directors of Cooper-Standard Holdings Inc. oversees our executive compensation program. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and included in this Proxy Statement.
Compensation Committee

Robert J. Remenar, Chair
Sonya F. Sepahban
Stephen A. Van Oss

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Executive Compensation
Set forth below is information regarding compensation for services to the Company in all capacities of the following NEOs during the year ended December 31, 2018: (i) our current chief executive officer; (ii) our current chief financial officer; and (iii) the three most highly compensated executive officers other than the chief executive officer and chief financial officer who were serving as executive officers at December 31, 2018.
2018 SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary(2)	Bonus	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation		Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Jeffrey S. Edwards, Chairman and Chief Executive Officer	2018	$980,769	—	$2,095,392	$907,477	—	—	$186,569	[7]	$4,170,207
	2017	$998,077	—	$2,073,074	$885,944	$616,000	—	$281,284		$4,854,379
	2016	$899,231	—	$1,733,050	$711,040	$1,522,620	—	$518,480		$5,384,421
Jonathan P. Banas, Executive Vice President and Chief Financial Officer	2018	$440,385	—	$354,473	$153,480	—	—	$65,150	[8]	$1,013,488
	2017	$349,885	—	$349,397	$149,812	$145,600	—	$53,298		$1,047,992

Keith D. Stephenson, Executive Vice President and Chief Operating Officer	2018	$686,135	—	$690,912	$299,229	—	$4	$183,600	[9]	$1,859,880
	2017	$678,615	—	$801,478	$342,468	$285,180	$1,476	$265,318		$2,374,535
	2016	$658,523	—	$794,600	$325,220	$760,157	$1,251	$499,487		$3,039,238
Song Min Lee, Senior Vice President and President, Asia Pacific	2018	$578,346	—	$416,125	$180,180	—	—	$673,679	[10]	$1,848,330
	2017	$561,385	—	$482,585	$206,241	$204,568	—	$886,399		$2,341,178
	2016	$545,754	—	$1,268,500	$195,940	$545,836	—	$563,697		$3,119,727
Jeffrey A. DeBest, Senior Vice President and President, Advanced Technology Group	2018	$398,077	—	$1,021,745	$188,309	—	—	$54,333	[11]	$1,662,464

[1]	Mr. Banas was promoted to Executive Vice President and Chief Financial Officer, effective June 7, 2017. Mr. DeBest joined the Company on March 1, 2018 to expand the Company's non-automotive business.

[2]
Amounts shown reflect the NEO's annual base salary earned during the fiscal year, taking into account any increases in base salary during the course of the year, and do not reflect the NEOs' elections, if any, to defer receipt of salary into the CSA Savings Plan for salaried U.S. employees. Annual increases in base salary, if any, for NEOs for the fiscal year were determined effective as of the beginning of the year.

[3]
The amounts shown in column (e) represent the aggregate grant-date fair value of time-vested RSUs and Performance RSUs, which were granted under the 2017 Plan on February 13, 2018 for the NEOs other than Mr. DeBest and on March 1, 2018 for Mr. DeBest and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC Topic 718”). Mr. DeBest was awarded 1,055 RSUs for the 2018 annual grant and 5,000 RSUs as a sign-on award. In the case of Performance RSUs, the amounts shown are based on the probable outcome of performance conditions at the time of the grant, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Edwards, $1,496,676; Mr. Banas, $253,147; Mr. Stephenson, $493,444; Mr. Lee, $297,216; and Mr. DeBest, $309,979. Assuming the highest level of performance is achieved for the Performance RSUs, the maximum value of these awards at the grant date would be as follows: Mr. Edwards, $2,993,352; Mr. Banas, $506,294; Mr. Stephenson, $986,888; Mr. Lee, $594,432; and Mr. DeBest, $619,958. The amounts shown exclude the impact of estimated forfeitures related to service-based

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vesting conditions. Assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

[4]
The amounts shown in column (f) represent the aggregate grant-date fair value of stock option awards granted under the 2017 Plan on February 13, 2018 for the NEOs other than Mr. DeBest and on March 1, 2018 for Mr. DeBest and are computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

[5]	The amounts shown in column (g) represent the bonus payments for 2018 under the Company’s annual incentive award program.

[6]
The amount shown in column (h) represents for each NEO the sum of the aggregate annualized change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans (qualified and non-qualified, including supplemental plans) from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year. In addition, there were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified during the fiscal year for the NEOs.

[7]
The amount shown in column (i) for Mr. Edwards represents Company contributions under the CSA Savings Plan ($19,250) and nonqualified Supplemental Executive Retirement Plan ($149,283); the cost of a Company-provided vehicle ($14,751); and life insurance premiums paid by the Company ($3,285).

[8]
The amount shown in column (i) for Mr. Banas represents Company contributions under the CSA Savings Plan ($16,500); nonqualified Supplemental Executive Retirement Plan ($36,509); the cost of a Company-provided vehicle ($11,285); fitness reimbursement; and life insurance premiums paid by the Company ($848).

[9]
The amount shown in column (i) for Mr. Stephenson represents Company contributions under the CSA Savings Plan ($19,250) and nonqualified Supplemental Executive Retirement Plan ($150,730); the cost of a Company-provided vehicle ($10,554); and life insurance premiums paid by the Company ($3,066).

[10]
The amount shown in column (i) for Mr. Lee represents Company contributions under the CSA Savings Plan ($19,250) and nonqualified Supplemental Executive Retirement Plan ($62,956); the value of Company-paid costs associated with Mr. Lee’s expatriate assignment (totaling $588,937); and life insurance premiums paid by the Company ($2,536). The expatriate benefits include a goods and services allowance ($60,158); housing costs ($43,853); travel expenses ($24,714) and tax preparation services ($8,500). The expatriate benefits also include payment of Korean income and social taxes ($372,456); a U.S. tax equalization payment ($74,756) and global health insurance ($4,500). The expatriate benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. Lee, as applicable.

[11]
The amount shown in column (i) for Mr. DeBest represents Company contributions under the CSA Savings Plan ($19,250) and nonqualified Supplemental Executive Retirement Plan ($23,566); the cost of a Company-provided vehicle ($9,692); and life insurance premiums paid by the Company ($1,825).

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2018 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding plan-based awards made to the NEOs during 2018.

			Approval Date of Action Date, if Different	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh) (2)	Grant Date Fair value of Stock and Option Awards ($) (3)
Name	Award Type	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Jeffrey S. Edwards	Annual Bonus (4)	N/A		$240,000	$1,200,000	$2,400,000	—	—	—	—	—	—	—
	Options (5)	2/13/2018		—	—	—	—	—	—	—	25,117	$112.71	$907,477
	RSUs (6)	2/13/2018		—	—	—	—	—	—	5,312	—	—	$598,716
	Performance RSUs (7)	2/13/2018		—	—	—	6,640	13,279	26,558	—	—	—	$1,496,676
Jonathan P. Banas	Annual Bonus (4)	N/A		$58,500	$292,500	$585,000	—	—	—	—	—	—	—
	Options (5)	2/13/2018		—	—	—	—	—	—	—	4,248	$112.71	$153,480
	RSUs (6)	2/13/2018		—	—	—	—	—	—	899	—	—	$101,326
	Performance RSUs (7)	2/13/2018		—	—	—	1,123	2,246	4,492	—	—	—	$253,147
Keith D. Stephenson	Annual Bonus (4)	N/A		$105,000	$525,000	$1,050,000	—	—	—	—	—	—	—
	Options (5)	2/13/2018		—	—	—	—	—	—	—	8,282	$112.71	$299,229
	RSUs (6)	2/13/2018		—	—	—	—	—	—	1,752	—	—	$197,468
	Performance RSUs (7)	2/13/2018		—	—	—	2,189	4,378	8,756	—	—	—	$493,444
Song Min Lee	Annual Bonus (4)	N/A		$75,270	$376,350	$752,700	—	—	—	—	—	—	—
	Options (5)	2/13/2018		—	—	—	—	—	—	—	4,987	$112.71	$180,180
	RSUs (6)	2/13/2018		—	—	—	—	—	—	1,055	—	—	$118,909
	Performance RSUs (7)	2/13/2018		—	—	—	1,319	2,637	5,274	—	—	—	$297,216
Jeffrey A. DeBest	Annual Bonus (4)	N/A		$65,000	$325,000	$650,000	—	—	—	—	—	—	—
	Options (5)	3/1/2018	2/13/2018	—	—	—	—	—	—	—	4,987	$117.55	$188,309
	RSUs (6)	3/1/2018	2/13/2018	—	—	—	—	—	—	6,055	—	—	$711,765
	Performance RSUs (7)	3/1/2018	2/13/2018	—	—	—	1,319	2,637	5,274	—	—	—	$309,979

[1]
The number of shares represents the range of potential payouts under the Performance RSUs granted under the 2017 Plan. The number of Performance RSUs that are earned, if any, will be based on performance for fiscal years 2018 to 2020 and will be determined after the end of fiscal year 2020.

[2]	Represents the exercise price of options granted under the 2017 Plan on February 13, 2018 for NEOs other than Mr. DeBest and on March 1, 2018 for Mr. DeBest.

[3]
Represents the grant-date fair value of RSUs, Performance RSUs, and stock option awards granted under the 2017 Plan on February 13, 2018 for the NEOs other than Mr. DeBest and on March 1, 2018 for Mr. DeBest, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

[4]
For 2018, the Compensation Committee approved target annual incentive awards under the AIP for executive officers and, as the basis for determining the entitlement of executives to actual payment of annual incentive awards, set Adjusted EBITDA and operating cash flow performance targets for the year in accordance with the Company’s 2018 business plan approved by the Company’s Board in December 2017. The determination of annual incentive award payments is described under “Annual Incentive Award” under the Executive Compensation Components section. The amounts set forth under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” reflects the possible payouts of cash annual incentive awards under the AIP. Amounts reported in the “Threshold” column assume that there is no payout under the Adjusted EBITDA performance metric and that the NEO only earns the minimum payout for the operating cash flow performance metric (the metric with the lower weighting). The amounts set forth under the “Non-Equity Incentive Plan” column of the Summary Compensation Table refer to actual payments for 2018 annual incentive awards based on the achievement by the Company of Adjusted EBITDA and operating cash flow in 2018 as compared to the established targets.

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[5]
Represents options to purchase shares of the Company’s common stock granted under 2017 Plan. The options granted under the 2017 Plan vest ratably such that one-third of the shares covered by the options vest on each of the first three anniversaries of the date of grant and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or by the Company’s insider trading policy from exercising the option (the closed window period), then such option shall remain exercisable until the thirtieth (30th) day following the end of the closed window period; (ii) the first anniversary (as defined in the 2017 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least five years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.

[6]
Represents time-vested RSUs granted under the 2017 Plan. These RSUs cliff vest on the third anniversary of the date of grant. Mr. DeBest received 1,055 RSUs for the 2018 annual grant and 5,000 RSUs as a sign-on award.

[7]
Represents Performance RSUs granted under the 2017 Plan. These Performance RSUs vest if the executive continues employment with the Company until the end of the performance period ending on December 31, 2020, and are subject to the achievement of a ROIC performance goal during the performance period commencing on January 1, 2018, and ending on December 31, 2020. As soon as practical after the end of the performance period, the Compensation Committee will determine the extent to which the performance goal has been achieved and the Company will settle such vested Performance RSUs by issuing a number of shares of common stock of the Company equal to the number of Performance RSUs that have vested. The determination of the amounts vesting is described under “Long-Term Incentive Compensation” under the Executive Compensation Components section of the Compensation Discussion and Analysis.

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OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END
The following table sets forth information concerning outstanding equity awards held by the NEOs at December 31, 2018.

	Option Awards(1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Number of Securities Underlying Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested ($) (3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
(a)	(b)	(c)		(d)	(e)	(f)		(g)		(h)	(i)		(j)
Jeffrey S. Edwards	31,900	—			$66.23	3/20/2024	[4]	7,200	[5]	$447,264	16,110	[6]	$1,000,753
	38,900	—			$56.27	2/19/2025	[4]	5,511	[7]	$342,343	6,889	[8]	$427,945
	23,467	11,733	[9]		$68.50	2/18/2026	[4]	5,312	[10]	$329,981	6,640	[11]	$412,477
	8,858	17,715	[12]		$107.48	2/13/2027	[4]
	—	25,117	[13]		$112.71	2/13/2028	[14]
Jonathan P. Banas	1,333	667	[9]		$68.50	2/18/2026	[4]	400	[5]	$24,848	890	[6]	$55,287
	461	923	[12]		$107.48	2/13/2027	[4]	750	[15]	$46,590	359	[8]	$22,301
	1,051	2,101	[16]		$108.00	6/7/2027	[14]	287	[7]	$17,828	798	[17]	$49,572
	—	4,248	[13]		$112.71	2/13/2028	[14]	639	[18]	$39,695	1,123	[11]	$69,761
								899	[10]	$55,846
Keith D. Stephenson	—	5,367	[9]		$68.50	2/18/2026	[4]	3,300	[5]	$204,996	7,338	[6]	$458,943
	—	6,848	[12]		$107.48	2/13/2027	[4]	2,131	[7]	$132,378	2,663	[8]	$165,426
	—	8,282	[13]		$112.71	2/13/2028	[14]	1,752	[10]	$108,834	2,189	[11]	$135,981
Song Min Lee	—	3,233	[9]		$68.50	2/18/2026	[4]	2,000	[5]	$124,240	4,450	[6]	$276,434
	—	4,124	[12]		$107.48	2/13/2027	[4]	1,283	[7]	$79,700	24,147	[19]	$1,500,000
	—	4,987	[13]		$112.71	2/13/2028	[14]	1,055	[10]	$65,537	1,604	[8]	$99,640
											1,319	[11]	$81,936
Jeffrey A. DeBest	—	4,987	[20]		$117.55	3/1/2028	[14]	6,055	[21]	$376,137	1,319	[22]	$81,936

[1]	All of the amounts presented in this portion of the table relate to options to purchase shares of the Company’s common stock granted to the NEOs under the following Plans:
- 2011 Plan (for awards granted in 2014, 2015, 2016, and on February 13, 2017); and,
- 2017 Plan (for awards granted on June 7, 2017 and in 2018).

[2]	Represents options which have vested and were exercisable as of December 31, 2018.

[3]
The values in column (h) equal the total number of shares of stock or RSUs listed in column (g) for each NEO multiplied by the value of Company common stock as of December 31, 2018. The values in column (j) equal the total number of shares of stock or Performance RSUs listed in column (i) for each NEO multiplied by the value of Company common stock as of December 31, 2018. The value of common stock as of December 31, 2018 was $62.12 per share, which was the closing price of Company stock listed on the NYSE on that day.

[4]
Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least five years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company and its affiliates for any reason not described in clauses (ii) through (iii) above.

[5]	Represents time-vested RSUs granted on February 18, 2016 under the 2011 Plan that had not yet vested as of December 31, 2018. These RSUs cliff vest on the third anniversary of the date of grant.

[6]
Target awards of Performance RSUs were granted in February 2016 under the 2011 Plan to be earned in a multiple ranging from zero to two times the target awards based on our performance during 2016 to 2018. The Performance RSUs earned were settled in 2019. Performance for 2016 to 2018 paid out at 89% of target. Actual number of units earned are reflected in the table.

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[7]	Represents time-vested RSUs granted on February 13, 2017 under the 2011 Plan that had not yet vested as of December 31, 2018. These RSUs cliff vest on the third anniversary of the date of grant.

[8]
Target awards of Performance RSUs were granted in February 2017 under the 2011 Plan to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2017 and ending on December 31, 2019, subject to continued employment during the performance period. The Performance RSUs earned will be settled in 2020. Performance for 2017 to 2018 was below the threshold level; therefore, the threshold amounts are shown in accordance with SEC rules. The actual number of shares that will be issued is not yet determinable.

[9]	Represents outstanding options granted February 18, 2016, which have not vested and were unexercisable as of December 31, 2018. These options vest ratably over three years.

[10]	Represents time-vested RSUs granted on February 13, 2018 under the 2017 Plan that had not yet vested as of December 31, 2018. These RSUs cliff vest on the third anniversary of the date of grant.

[11]
Target awards of Performance RSUs were granted under the 2017 Plan in February 2018 to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2018 and ending on December 31, 2020, subject to continued employment during the performance period. The Performance RSUs earned will be settled in 2021. Performance for 2018 was below the threshold level; therefore, the threshold amounts are shown in accordance with SEC rules. The actual number of shares that will be issued is not yet determinable.

[12]	Represents outstanding options granted February 13, 2017, which have not vested and were unexercisable as of December 31, 2018. These options vest ratably over three years.

[13]	Represents outstanding options granted February 13, 2018, which have not vested and were unexercisable as of December 31, 2018. These options vest ratably over three years.

[14]
Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or by the Company’s insider trading policy from exercising the option (the closed window period), then such option shall remain exercisable until the thirtieth (30th) day following the end of the closed window period; (ii) the first anniversary (as defined in the 2017 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least 5 years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.

[15]	Represents time-vested RSUs granted on November 2, 2016 under the 2011 Plan that had not yet vested as of December 31, 2018. These RSUs cliff vest on the third anniversary of the date of grant.

[16]	Represents outstanding options granted June 7, 2017, which have not vested and were unexercisable as of December 31, 2018. These options vest ratably over three years.

[17]
Target awards of Performance RSUs were granted under the 2017 Plan in June 2017 to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2017 and ending on December 31, 2019, subject to continued employment during the performance period. The Performance RSUs earned will be settled in 2020. Performance for 2017 to 2018 was below the threshold level; therefore, the threshold amounts are shown in accordance with SEC rules. The actual number of shares that will be issued is not yet determinable.

[18]	Represents time-vested RSUs granted on June 7, 2017 under the 2017 Plan that had not yet vested as of December 31, 2018. These RSUs cliff vest on the third anniversary of the date of grant.

[19]
Represents a cash denominated award during the vesting period that will be settled in stock at the end of the vesting period if the relative total shareholder return performance metric is met and if the executive continues in employment with the Company until the end of the performance period ending on July 26, 2019. The performance awards granted on July 27, 2016 under the 2011 Plan that had not yet vested as of December 31, 2018, with respect to the dollar amount of $1,500,000 for Mr. Lee. The December 31, 2018 closing stock price of $62.12 was used to determine the number of unearned shares as

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of December 31, 2018. The actual amount of Cooper Standard common stock paid out (if any) for this award will not be known until July 26, 2019.

[20]	Represents outstanding options granted on March 1, 2018, which have not vested and were unexercisable as of December 31, 2018. These options vest ratably over three years.

[21]
Represents time-vested RSUs granted on March 1, 2018 under the 2017 Plan that had not yet vested as of December 31, 2018. Mr. DeBest was granted 1,055 RSUs for the 2018 annual grant and 5,000 RSUs for a sign-on award. These RSUs cliff vest on the third anniversary of the date of grant.

[22]
Target awards of Performance RSUs were granted in March 2018 under the 2017 Plan to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2018 and ending on December 31, 2020, subject to continued employment during the performance period. The Performance RSUs earned will be settled in 2021. Performance for 2018 is below the threshold level; therefore, the threshold amounts are shown in accordance with SEC rules. The actual number of shares that will be issued is not yet determinable.

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2018 OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning the exercise of stock options and vesting of stock for each NEO during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)
(a)	(b)	(c)	(d)	(e)
Jeffrey S. Edwards	50,000	$3,476,500	47,300	$5,397,464
Jonathan P. Banas	—	—	—	—
Keith D. Stephenson	55,613	$3,613,391	25,200	$2,875,530
Song Min Lee	9,463	$692,896	15,100	$1,722,896
Jeffrey A. DeBest	—	—	—	—

[1]	The number of shares reported includes the number of shares withheld by the Company for payment of the exercise price and tax liability incident to the exercise.

[2]	The amount represents the difference between the market price of the underlying shares at the time of exercise and the exercise price of the option established at the time of grant.

[3]	The number of shares reported includes the number of shares withheld by the Company for the payment of tax liabilities incurred upon the vesting of restricted stock units.
4    The amount represents the market price of the underlying shares on the date of vesting.

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2018 PENSION BENEFITS
The following table sets forth the actuarial present value of Mr. Stephenson’s accumulated benefit under the Cooper-Standard Automotive Inc. Salaried Retirement Plan (“CSA Retirement Plan”) as described in the narrative following this table, assuming benefits are paid at normal retirement age or the earliest retirement age at which participants receive unreduced benefits. The table also shows the number of years of credited service under the CSA Retirement Plan computed as of the same pension plan measurement date used in our audited financial statements for the year ended December 31, 2018. Messrs. Edwards, Banas, Lee, and DeBest are not eligible to participate in the CSA Retirement Plan or the Supplementary Benefit Plan as they were hired after the plans were frozen to new participants.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Keith D. Stephenson	CSA Retirement Plan[2]	1.58	$26,429	$0

[1]
Present values determined using a December 31, 2018 measurement date and reflect benefits accrued based on service and pay earned through such date. Figures are determined based on no pre-retirement mortality and commencement of benefits at age 65 as a lump sum. The assumed discount rate as of the measurement date is 4.25%.

[2]	Mr. Stephenson is covered under the cash balance design for purposes of the qualified CSA Retirement Plan, which was frozen January 31, 2009.
CSA Retirement Plan
The CSA Retirement Plan is a defined benefit plan that covers all non-union employees of the Company in the United States, including eligible NEOs. The applicable provisions of the CSA Retirement Plan for NEOs (cash balance provisions) provide benefits in the form of a hypothetical account established for each participant. Prior to the freeze of the CSA Retirement Plan effective January 31, 2009, annual pay credits were added to a participant’s cash balance account at the end of each year, based on the participant’s compensation for the year and the sum of the participant’s age and service as of the beginning of that year. Subsequent to the freeze, participants continue to receive interest credits each year equal to their cash balance account value on the last day of each plan year, multiplied by an applicable interest rate for such year. The applicable interest rate is equal to the rate of interest on 30-year Treasury securities as of the third calendar month preceding the first day of the plan year.

The normal form of retirement benefit is defined as a monthly life annuity amount that is actuarially equivalent to the cash balance account projected to normal retirement age with interest credits. Other optional forms were available as well.

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2018 NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth annual contributions, withdrawals, earnings and fiscal year-end balances for each NEO under the Company’s non-qualified Supplemental Executive Retirement Plan (“SERP”).

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (1) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (2) (f)
Jeffrey S. Edwards	—	$149,283	$(67,617)	—	$1,298,116
Jonathan P. Banas		$36,509	$(3,654)		$87,880
Keith D. Stephenson	—	$150,730	$(141,134)	—	$2,548,641
Song Min Lee	—	$62,956	$(27,982)	—	$565,247
Jeffrey A. DeBest	—	$23,566	—	—	$23,566

[1]	Amounts are included in column (i) of the Summary Compensation Table and represent nonqualified Company contributions under the SERP for the 2018 plan year.

[2]	Of the aggregate total amounts in this column (f), the following SERP contribution amounts have been reported in the Summary Compensation Table for this year and for previous years:

Name	2018 ($)	Previous Years ($)	Total ($)
Jeffrey S. Edwards	$149,283	$1,041,559	$1,190,842
Jonathan P. Banas	$36,509	$50,329	$86,837
Keith D. Stephenson	$150,730	$1,633,804	$1,784,534
Song Min Lee	$62,956	$444,382	$507,338
Jeffrey A. DeBest	$23,566	—	$23,566

SERP
The benefits provided under the SERP fall into two categories:

•
For Messrs. Edwards, Banas, Lee, and DeBest (participants hired after January 1, 2011), the SERP provides a benefit equal to one and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan.

•
For Mr. Stephenson, a participant as of January 1, 2011, the SERP provides a benefit equal to a multiple of two and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan. In addition, the SERP provides the participant with an opening account balance under the SERP equal to the lump sum value of his account balance benefit, including his cash balance benefit which had previously accrued under the Cooper-Standard Automotive Inc. Nonqualified Supplementary Retirement Plan as of December 31, 2010.

Under the SERP, benefits are payable after a period of six months from the date of termination. Benefits vest under the SERP at the same time as Company contributions under the CSA Savings Plan vest (generally after two years of service). Accounts under the SERP are credited with hypothetical investment earnings based on participant investment elections made from among the options available under the CSA Savings Plan. From among the available investment alternatives, participants may change their instructions relating to their deferred compensation daily via the third-party administrator for the Company’s SERP. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen for his plan balance; the Company does not guarantee any minimum return on investments and accounts are not credited with above-market earnings.
The table below reflects the investment fund options available under the SERP as of December 31, 2018, and the annualized rates of return for the calendar year ended December 31, 2018.

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Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard High Dividend Yield Index Fund Investor Shares	-5.96%	Fidelity® US Bond Index	0.03%
Fidelity® 500 Index Fund - Institutional Class	-4.40%	T. Rowe Price Retirement 2005 Fund (Class F)	-3.10%
American Funds EuroPacific Growth Fund® Class R-5	-14.95%	T. Rowe Price Retirement 2010 Fund (Class F)	-3.48%
T. Rowe Price Growth Stock Fund	-1.03%	T. Rowe Price Retirement 2015 Fund (Class F)	-4.11%
T. Rowe Price Retirement Balanced Fund (Class F)	-3.25%	T. Rowe Price Retirement 2020 Fund (Class F)	-4.84%
T. Rowe Price Stable Value Common Fund A	2.09%	T. Rowe Price Retirement 2025 Fund (Class F)	-5.56%
Loomis Sayles Bond Fund Institutional Class	-2.87%	T. Rowe Price Retirement 2030 Fund (Class F)	-6.09%
DFA U.S. Targeted Value Portfolio Institutional Class	-15.78%	T. Rowe Price Retirement 2035 Fund (Class F)	-6.64%
Fidelity® Inflation-Protected Bond Index Fund - Institutional Class	-1.37%	T. Rowe Price Retirement 2040 Fund (Class F)	-7.03%
Hartford MidCap R6	-7.29%	T. Rowe Price Retirement 2045 Fund (Class F)	-7.25%
Fidelity® Mid Cap Index	-9.05%	T. Rowe Price Retirement 2050 Fund (Class F)	-7.35%
Fidelity® Small Cap Index	-10.88%	T. Rowe Price Retirement 2055 Fund (Class F)	-7.30%
Fidelity® International Index	-13.52%	T. Rowe Price Retirement 2060 Fund (Class F)	-7.31%
CSA Savings Plan
The Company maintains the CSA Savings Plan, a tax-qualified 401(k) retirement savings plan pursuant to which all U.S. non-union employees, including eligible NEOs, may contribute the lesser of up to 50% of their compensation or the limit prescribed by the Code. The CSA Savings Plan provides a 40% fixed match on employee contributions of up to 5% of compensation and permits additional discretionary contributions depending on Company performance. An additional non-matching employer contribution of 3% to 5% of compensation (depending on a participant’s age plus years of service with the Company) is also made to the CSA Savings Plan. The account balances for NEOs under the CSA Savings Plan are not reflected in the table above, which reflects only nonqualified benefits.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Mr. Stephenson entered into an employment agreement with the Company which specifically provides for certain benefits upon termination of employment, including termination following a change of control. Messrs. Edwards, Banas, Lee, and DeBest each signed letter agreements upon the commencement of their employment with the Company that do not specifically provide for benefits upon termination of employment but which confirm that these NEOs are covered by the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Severance Plan”) which provides for benefits upon termination of employment for officers of the Company who are not parties to employment agreements that provide for such benefits. The table below shows estimates of the value of compensation that would be payable to each NEO upon termination of employment with the Company under certain circumstances. As indicated in the table, compensation upon termination of employment varies depending on the circumstances of the termination and whether or not it occurred following a change of control. Amounts presented in the table are calculated as if employment terminated effective December 31, 2018. Payments due to any one of the NEOs upon actual termination of employment can only be determined at the time of termination. There can be no assurance that an actual termination or change of control would produce the same or similar results as those described below if it were to occur on any other date or if the actual circumstances at the time of termination were different.

Amounts accrued under the normal terms of our pension and deferred compensation plans are not included in this table. Information concerning pension benefits and deferred compensation disclosures is presented under “Pension Benefits” and “Nonqualified Deferred Compensation.” Similarly, information concerning vested equity awards is not included in the table and is presented under “Outstanding Equity Awards at Fiscal Year End.”

Name		Severance Payment(1)	Pension Enhancement (2)	Health/Life(3)	Outplacement Services(4)	Accelerated Vesting of Equity Awards(5)	280G Treatment/Gross Up(6)	Totals
Jeffrey S. Edwards
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$5,400,000	—	$22,233	$50,000	$3,924,679	—	$9,396,912
•	Termination Without Cause with no Change of Control	$4,200,000	—	$22,233	$50,000	—	N/A	$4,272,233
•	Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$3,924,679	N/A	$3,924,679
•	Termination due to Disability	—	—	—	—	$3,924,679	N/A	$3,924,679

Jonathan P. Banas
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,712,500	—	$21,066	$50,000	$530,194	—	$2,313,761
•	Termination Without Cause with no Change of Control	$1,065,000	—	$21,066	$50,000	—	N/A	$1,136,066
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$530,194	N/A	$530,194
•	Termination due to Disability	—	—	—	—	$530,194	N/A	$530,194

Keith D. Stephenson
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$3,118,500	$609,966	$806,867	$50,000	$1,564,616	—	$6,149,949
•	Termination Without Cause or Resignation for Good Reason, with no Change of Control	$2,418,500	$359,693	$38,626	—	—	N/A	$2,816,819
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$1,564,616	N/A	$1,564,616
•	Termination due to Disability	—	—	—	—	$1,564,616	N/A	$1,564,616

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Name		Severance Payment(1)	Pension Enhancement (2)	Health/Life(3)	Outplacement Services(4)	Accelerated Vesting of Equity Awards(5)	280G Treatment/Gross Up(6)	Totals
Song Min Lee
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$2,264,950	—	$46,515	$50,000	$2,443,106	—	$4,804,571
•	Termination Without Cause with no Change of Control	$1,416,450	—	$46,515	$50,000	—	N/A	$1,512,965
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$943,106	N/A	$943,106
•	Termination due to Disability	—	—	—	—	$943,106	N/A	$943,106

Jeffrey A. DeBest
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,325,000	—	$22,254	$50,000	$539,947	$(165,771)	$1,771,430
•	Termination Without Cause with no Change of Control	$750,000	—	$22,254	$50,000	—	N/A	$822,254
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$539,947	N/A	$539,947
•	Termination due to Disability	—	—	—	—	$539,947	N/A	$539,947

[1]
Cash severance is generally paid in a lump sum at termination. Cash severance amounts estimated above are based on providing executives with prorated outstanding incentive awards and a multiple of the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, with such multiple equal to two (2) for Mr. Stephenson. If the termination occurs following a change of control, Mr. Stephenson’s cash severance is increased by one additional year’s base salary.

Pursuant to the January 1, 2011 Executive Severance Pay Plan, Mr. Edwards’, Mr. Banas’, Mr. Lee’s and Mr. DeBest’s cash severance for termination without cause prior to a change of control is two times for Mr. Edwards, and one and a half times for Mr. Banas, Mr. Lee, and Mr. DeBest, the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated annual incentive award based on actual performance for the year of termination; for termination without cause after a change of control, Mr. Edwards’, Mr. Banas’, Mr. Lee’s, and Mr. DeBest’s cash severance is two times the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated target annual incentive for the year of termination; for disclosure purposes we have only reported the incremental value by which the target annual incentive exceeds the actual annual incentive, if any.
Further description of the terms applicable to cash severance payments is included under “Terms Applicable to Payments Upon Termination of Employment.”

[2]
Mr. Stephenson is entitled to receive a lump sum amount equal to the contribution he would have received under the CSA Retirement Plan had he continued working for 24 months and is determined based on pay credited at the highest pensionable compensation during any calendar year for the five years immediately preceding the year in which the date of termination occurs under change in control and pay credited in the year prior to termination without change in control. This includes the case of termination either by Cooper-Standard without cause or by the employee for good reason with or without a change in control. Messrs. Edwards, Lee, Banas, and DeBest are not entitled to any additional benefit under the CSA Retirement Plan.

[3]
Life insurance (for Mr. Stephenson only) and health benefits (for all NEOs) are continued for the NEOs and their covered dependents after termination of employment under certain circumstances. In such cases, the commitment is generally to provide for coverage for these benefits in a manner such that (i) benefits provided are substantially similar to those at termination and (ii) recipients of such benefits will not pay higher share of cost for such benefits than had been required prior to termination of employment based on elections in place at that time. Further description of the terms applicable to health and life insurance benefits is included under “Terms Applicable to Payments Upon Termination of Employment.’’

[4]
Upon termination without cause (or resignation for good reason) after a change of control, all NEOs are entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of

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termination, or $50,000. Pursuant to the January 1, 2011 Executive Severance Pay Plan, Mr. Edwards, Mr. Banas, Mr. Lee, and Mr. DeBest are also entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000 upon termination without cause (or resignation for good reason) prior to a change of control.

[5]
Represents the effect of accelerated vesting related to time-based RSUs, stock options, and performance-based RSUs. For Mr. Lee, accelerated vesting of equity awards under termination without cause after a change in control also reflects the value of the 2016 performance retention award.

In the event of a change in control without termination: For the stock options, time-based RSUs, and performance-based RSUs granted in February 2016, November 2016, February 2017, June 2017, February 2018, and March 2018 pursuant to the award agreements, 100% of all outstanding and unvested options and RSUs would become immediately vested and exercisable if the successor in the change in control does not assume the options or stock units or does not issue replacement awards. For purposes of this disclosure, we have assumed that the awards will be assumed or replaced by the successor of the change in control and, therefore, have not reflected 100% immediate vesting on the February 2016, November 2016, February 2017, June 2017, February 2018, or March 2018 awards.
In the event of a change in control with termination within two years of the change in control: For all other unvested time-based restricted stock and stock options granted in February 2016, November 2016, February 2017, June 2017, February 2018, and March 2018, 100% of the outstanding and unvested grants become fully vested and exercisable. For purposes of this disclosure, we have assumed that 100% of the outstanding and unvested target level of performance-based RSUs granted in February 2016, February 2017, June 2017, February 2018, and March 2018 will become fully vested.
In the event of a termination upon death or disability prior to a change in control: For time-based RSUs and stock options granted in February 2016, November 2016, February 2017, June 2017, February 2018, and March 2018, 100% of the unvested awards become fully vested and exercisable. For performance-based RSUs granted in February 2016, February 2017, June 2017, February 2018, and March 2018, 100% of the target level of the unvested award become fully vested and exercisable.

[6]
Upon a change of control of the Company, each executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Pursuant to the January 1, 2011 Executive Severance Pay Plan, Messrs. Edwards, Banas, Lee, and DeBest will receive the treatment that provides the best after-tax benefit (taking into account the applicable federal, state, and local income taxes and the excise tax) between (i) total payments being delivered in full, or (ii) total payments cutback to such amount so that no portion of such total payments would be subject to the excise tax. As of December 31, 2018, Mr. DeBest would receive the best after-tax benefit if his benefits were cutback to safe harbor. Pursuant to Mr. Stephenson’s employment agreement, the Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive pursuant to Section 280G and any income and excise taxes that are payable by the executive as a result of this reimbursement. These amounts assume that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition covenants included in the agreement. Amounts will be discounted to the extent the Company can demonstrate by clear and convincing evidence that the non-competition covenants included in the agreement substantially constrains the executive’s ability to perform services and there is a reasonable likelihood that the non-competition covenants will be enforced against the individual.

Terms Applicable to Payments upon Termination of Employment
As indicated above, Mr. Stephenson has an employment agreement with the Company which specifically provides for certain benefits upon termination of his employment under various circumstances as described below. The terms applicable to payments upon termination of employment with respect to Messrs. Edwards, Banas, Lee, and DeBest are governed by the Executive Severance Pay Plan.
Named Executive Officer with Employment Agreement
The Company’s employment agreement with Mr. Stephenson (an “NEO under Contract”) had an initial term ending December 31, 2009. The agreement provides for successive one-year extension periods thereafter unless the Company or the NEO under Contract provides a notice of termination at least 60 days prior to the end of any term. Mr. Stephenson is the only remaining NEO under Contract.
Termination of Employment Prior to a Change of Control
If the NEO under Contract terminates employment for “Good Reason” or the Company terminates his employment without “Cause,” as those terms are defined in the agreement and described below, and in each case prior to a change of control of the Company, then the Company will pay or provide to the NEO under Contract: (i) his accrued but unpaid salary, annual and long-term incentive compensation amounts; (ii) a pro rata payment of any annual incentive compensation amounts for which the performance period has not ended; (iii) a lump sum payment equal to the sum of the executive’s current annual base salary plus his annual target bonus amount for the year preceding the year of his termination, multiplied by two; (iv) a lump sum payment equal to the value of two additional years of Company contributions under the Company’s qualified and nonqualified defined

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contribution retirement plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him during the year preceding his termination of employment; and (v) two years of continued coverage under the life and health plans sponsored by the Company at the same cost to the executive as is being charged to active employees.
Termination for “Cause” under the employment agreements means termination for any of the following reasons: (i) the executive’s willful failure to perform duties or directives which is not cured following written notice; (ii) the executive’s commission of a felony or crime involving moral turpitude; (iii) the executive’s willful malfeasance or misconduct which is demonstrably injurious to the Company; or (iv) material breach by the executive of the non-competition, non-solicitation or confidentiality provisions of the agreement.
Termination of employment by the NEO under Contract for “Good Reason” means termination following any of the following: (i) a substantial diminution in the executive’s position or duties, adverse change in reporting lines, or assignment of duties materially inconsistent with the executive’s position; (ii) any reduction in the executive’s base salary or annual bonus opportunity; (iii) any reduction in the executive’s long-term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long-term incentive compensation programs or arrangements; (iv) the failure of the Company to pay the executive any compensation or benefits when due; (v) relocation of the executive’s principal place of work in excess of 50 miles from the executive’s current principal place of work; or (vi) any material breach by the Company of the terms of the agreement; in each case if the Company fails to cure such event within ten calendar days after receipt from the executive of written notice of the event which constitutes Good Reason.
If the employment of the NEO under Contract terminates due to disability or death, then he is entitled to a pro rata payment of the target amounts payable under any annual and long-term incentive compensation awards then in effect. In the event of any other termination of employment, no amounts are payable under the agreement.
If the Company elects not to extend the employment agreement of the NEO under Contract for any year after expiration of the initial term, then the NEO will be treated as if he were terminated by the Company without Cause and entitled to the severance pay and other benefits described above, except that such pay and benefits will not be paid until his actual termination of employment and if his actual termination occurs between ages 64 and 65, his severance multiplier is reduced to one, and if after age 65, the executive will not be entitled to any severance payment or other benefits under the agreement.
In exchange for the benefits provided under the agreements, the NEO under Contract agreed not to compete with the Company or solicit or interfere with any Company employee or customer for a two-year period following termination of employment, and not to disclose confidential and proprietary Company information. The NEO under Contract is also required to execute a release of all claims against the Company as a condition to receiving his severance payment and benefits, if applicable.
Termination of Employment Following a Change of Control
If the NEO under Contract is terminated following a change of control of the Company, then in lieu of the severance payments and benefits described above, the executive is entitled to the severance pay and benefits provided under the Company’s change of control Severance Pay Plan (the “Old CoC Plan”), which is an addendum to and part of the employment agreement. The Old CoC Plan covers only executives specifically designated therein, including the NEO under Contract, whom entered into his employment agreement with the Company in 2009. The Company does not intend to apply the Old CoC Plan to any other executives in the future. Under the Old CoC Plan, if an NEO under Contract is terminated by the Company (or its successor in the change of control transaction) within two years following a “Change of Control” without “Cause” (each defined in the plan and described below), or terminates his employment for certain reasons, then the Company (or its successor) will pay or provide to the NEO under Contract: (i) an amount equal to one year of his annual base salary; (ii) a pro rata payment of any annual and long-term incentive compensation amounts for which the performance periods have not ended; (iii) a lump sum payment equal to two times his current annual base salary plus his annual target bonus amount (for the year preceding the year of the change of control); (iv) a lump sum payment equal to the value of two additional years of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was equal to the highest amount of eligible compensation paid to the executive in any of the five calendar years immediately preceding the year in which such termination of employment occurs; (v) two years of continued coverage under the life and health plans sponsored by the Company and in which the executive was covered immediately prior to his termination; (vi) medical and life insurance coverage for the NEO under Contract and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents at the same cost as was being charged to the NEO under Contract immediately prior to the change of control; and (vii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to the lesser of 15% of the executive’s annual base pay or $50,000. If the Company is unable to provide what are otherwise intended to be non-taxable benefits to the NEO and his covered family members on a tax-free basis during the first 24 months of life and medical benefit continuation, then the Company will make an additional payment to the NEO under Contract to reimburse him for the taxes due on such benefits.

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A “Change of Control” under the Old CoC Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than certain permitted entities affiliated with the Company or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the NEO under Contract’s entitlements under the Old CoC Plan if clause (i), above, is satisfied in respect of the business or division in which such executive is principally engaged.
Termination for “Cause” under the Old CoC Plan means termination for any of the following reasons: (i) any act or omission of the executive constituting a material breach of any of his significant obligations or agreements with the Company or continued failure or refusal to adequately perform the duties reasonably required of him which is materially injurious to the Company and is not corrected within thirty (30) days of notice to him thereof by the Company’s Board; (ii) the conviction for a felony or the conviction for or finding by civil verdict of the commission by the executive of a dishonest act or common law fraud against the Company; or (iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company which is not corrected after notification by the Board of any such act or omission. The circumstances that constitute reasons under the Old CoC Plan for which the NEO under Contract may terminate his employment and be entitled to severance benefits as if he was terminated without Cause are as follows: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change of Control; (ii) a reduction in the executive’s base salary or opportunities for incentive compensation under applicable Company plans and programs; (iii) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or aggregate value thereof; (iv) any material breach of its obligations under the plan by the Company or any successor; or (v) a requirement by the Company that the executive move his principal work location more than 50 miles; in each case, other than under the above clause (v), unless remedied by the Company within ten calendar days following notice from the executive of such circumstances.
The Old CoC Plan also provides that if any payment or the amount of benefits due would be considered an excess parachute payment that subjects the NEO under Contract to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to the NEO under Contract to reimburse him for such taxes (and any taxes due on the gross-up payment).
In exchange for the benefits provided under the Old CoC Plan, the NEO under Contract must (i) agree to not compete with the Company or solicit or interfere with any Company employee or customer for a two-year period after termination of employment; (ii) agree to not disclose confidential and proprietary Company information; and (iii) execute a release of all claims against the Company as a condition to receiving the severance payment and benefits.
Named Executive Officers Covered by the Executive Severance Pay Plan (“Severance Plan”)
The Severance Plan, adopted in 2011, applies to officers of the Company, including certain of the NEOs (currently Messrs. Edwards, Banas, Lee and DeBest, the “Covered NEOs”) who are not covered by employment agreements that specifically provide for benefits upon termination of employment. Under the Severance Plan, if a Covered NEO is terminated by the Company without “Cause,” as the term is defined in the Severance Plan and described below, prior to a change of control of the Company, then the Company will pay or provide the following:

•
In the case of Mr. Edwards, the sum of his current base salary and the previous year’s target annual bonus multiplied by two; in the case of Messrs. Banas, Lee and DeBest, the sum of his current base salary and the previous year’s target annual bonus multiplied by one and one-half;

•	A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on actual performance;

•	Continued health insurance coverage at the active employee rate for 18 months following the termination; and

•	Outplacement services.
If a Covered NEO terminates employment for “Good Reason,” as the term is defined in the Severance Plan and described below, or is terminated by the Company without Cause during the two-year period following a change of control of the Company, then the Company will pay or provide to the Covered NEO the following:

•	The sum of the Covered NEO’s current base salary and the previous year’s target annual bonus, multiplied by two;

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•	A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on target performance;

•	Continued health insurance coverage at active employee rates for 18 months following the termination; and

•	Outplacement services.
Termination for “Cause” under the Severance Plan means termination for any of the following reasons: (i) the executive’s material breach of his or her significant obligations to, or agreements with, the Company or its affiliates, if the breach is or may be materially injurious to the Company or its affiliates (and is not cured within 30 days of notice); (ii) the executive’s commission of and indictment for a felony, or certain other criminal or civil verdicts against the executive; or (iii) any other willful act or omission which is or may be materially injurious to the financial condition or business reputation of, or otherwise is or may be materially injurious to, the Company or its affiliates (and that is not cured within 30 days of notice).
Termination by an executive for “Good Reason” under the Severance Plan means termination during the two-year period following a change of control of the Company after any of the following: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties compared to immediately prior to the change of control (subject to cure within 30 days of notice); (ii) a reduction in base pay or opportunities for incentive compensation other than a reduction that is applied generally to other executives in a similar manner (subject to cure within 30 days of notice); or (iii) a requirement that the executive change his or her principal location of work by more than 50 miles.
In exchange for these benefits, the Covered NEOs would be required to agree to (i) non-competition and non-solicitation provisions for the period represented by the applicable severance multiple, (ii) confidentiality and non-disparagement provisions, and (iii) a release of claims.
A “Change of Control” under the Severance Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than certain permitted entities affiliated with the Company; or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Covered NEO’s entitlements under the plan if clause (i) above is satisfied in respect of the business or division in which such executive is principally engaged.
The Severance Plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Covered NEO to excise tax under Internal Revenue Code Section 4999, then the benefits will either be delivered in full or delivered in an amount such that no portion of the benefits would be subject to the excise tax, whichever would result in the receipt by the executive of the greatest benefit on an after-tax basis.
If a Covered NEO’s employment is terminated for any other reason, then no amounts are payable under the Severance Plan.

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Ratio of the Annual Total Compensation of the Median-Paid Employee to the CEO

Cooper Standard has approximately 32,000 employees in over 120 locations across 20 countries. With our global footprint, a significant percentage (over 84%) of our employee population is located outside of the United States. In line with the customary nature of manufacturing organizations, a large segment of our employees is operations-based and paid on an hourly basis (over 78%). To attract and retain employees globally, we pay what we believe to be market competitive rates in each market where we operate. Our ratio of the total annual compensation for our Chief Executive Officer to the median of the annual total compensation of all our employees, other than the chief executive officer, (the “CEO Pay Ratio”) below is a reasonable estimate that has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.
To determine the CEO Pay Ratio required by Item 402(u) of Regulation S-K for the 2018 Proxy Statement disclosure, the Company first identified the median employee using our global employee population as of December 31, 2017, which included all global full-time, part-time, temporary, and seasonal employees that were employed on that date. In determining our median employee, we used the consistently applied compensation measure of “gross compensation, excluding equity compensation”, which included salary, overtime, shift differential, allowances, bonus payments, and other monetary payments provided by the employer during the period from January 1 through December 31, 2017 and which we believe provided a reasonable estimate of annual compensation for our employees. We annualized the gross compensation for newly-hired permanent employees who were not employed for the entire year. Our median employee represents the composition of our workforce, as the individual was located in the People’s Republic of China and was in an hourly, production-based position. For the 2019 Proxy Statement disclosure, the Company has determined that there has not been a change in the previously identified median employee’s circumstances or the Company’s employee population or compensation arrangements, which the Company reasonably believes would result in a significant change in the CEO Pay Ratio disclosure. As such, the Company has determined that use of the same previously identified median employee for purposes of the 2018 CEO Pay Ratio outlined below remains appropriate.
Our median employee’s 2018 compensation1 was $18,629. Comparing this to the Chief Executive Officer’s 2018 compensation ($4,170,207), we estimate that the CEO Pay Ratio2 was 224:1.

Supplemental Ratio: The following is provided in addition to (and not as a substitute for) the required pay ratio disclosed above. If we accounted for the cost of living differences, the ratio of the annual total compensation of our Chief Executive Officer compared to that of the median employee identified above would be reduced by approximately 47%. Specifically, the median employee’s 2018 total compensation1 with the cost of living adjustment 3 would have been $35,471. Comparing this to the Chief Executive Officer’s 2018 compensation ($4,170,207), the CEO Pay Ratio would have been 118:1.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

[1]	The median employee’s annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K.

[2]
We calculated the total compensation of Mr. Jeffrey Edwards, our CEO, as detailed in the Summary Compensation Table for 2018, and compared it to the median employee’s total compensation for 2018 to arrive at the Pay Ratio.

[3]	Utilized the World Bank, Price level ratio of PPP Conversion Factor (GDP) to Market Exchange Rate for 2017.

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Proposal 3: Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2019
Proposal 3 is the ratification of the Audit Committee’s selection and reappointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2019 fiscal year.
Each year, the Audit Committee reviews the performance, independence, and qualifications of the Company’s independent registered public accounting firm. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2005, and the Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2019. In considering whether to reappoint Ernst & Young LLP in 2019, the Audit Committee considered, among other things:

•	all relationships between Ernst & Young LLP and the Company to determine Ernst & Young LLP’s continuing independence;

•	Ernst & Young LLP’s knowledge of and expertise in the automotive industry and the Company’s business;

•	Ernst & Young LLP’s global capacity and ability to serve the Company’s worldwide operations;

•	the qualifications and performance of the audit firm’s partners and managers who are responsible for the audit;

•	the quality control procedures the audit firm has established;

•	the reasonableness of the fees paid to the audit firm for audit and permitted non-audit services, as more fully described below; and

•	the firm’s known legal risks and any significant legal or regulatory proceedings in which it is involved.

Ratification of the Audit Committee’s reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019 requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are not counted as votes FOR or AGAINST ratification and will therefore have no effect on such vote. If the stockholders fail to ratify the reappointment on an advisory basis, the Audit Committee will reconsider this selection and take such actions as it deems necessary as a result of such advisory vote. The Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They are expected to be available to respond to your questions and may make a statement if they desire.
The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019.

Fees and Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is required to pre-approve all services Ernst & Young LLP provides to the Company. All services provided are to conform with SEC and Public Company Accounting Oversight Board permitted services guidelines. All fee and billing arrangements are reviewed with management of the Company prior to the commencement of services. Ernst & Young LLP regularly reports to the Audit Committee on services performed and to be performed by it with respect to which pre-approval is required. All of the audit, audit-related and tax services performed by Ernst & Young LLP were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.
During 2017 and 2018, we retained Ernst & Young LLP as the Company’s independent registered public accounting firm to provide services in the following categories and amounts (dollar amounts in thousands):

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	2018	2017
Audit fees[1]	$4,018	$3,945
Audit-related fees[2]	$1,242	$944
Tax fees[3]	$682	$859
All other fees[4]	$—	$—
Total	$5,942	$5,748

1
Audit fees include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits, and other services that are normally provided by the independent accountants in connection with our regulatory filings.

2	Audit-related fees include services related to the audits of our employee benefit plans and due diligence in connection with acquisitions and divestitures.

3	Tax fees include services related to tax compliance, tax advice, and tax planning.

4	All other fees are related to other advisory services.
The Audit Committee has considered whether the provision of services described under the line items “Tax fees” and “All other fees” are compatible with maintaining Ernst & Young LLP’s independence. In light of the nature of work performed and the amount of the fees paid to Ernst & Young LLP for those services, the Audit Committee concluded that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

Report of the Audit Committee
The Audit Committee is responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm. As part of its oversight of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided, the firm’s global capability, and the technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandatory rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the lead engagement partner.
The Company’s management is primarily responsible for its internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with U.S. GAAP and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management the Company’s 2018 audited financial statements.

2.
The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed pursuant to the applicable standards adopted by the Public Company Accounting Oversight Board (“PCAOB”), including their evaluation of, and conclusions about, the qualitative aspects of the significant accounting principles and practices applied in the Company’s financial reporting.

3.
The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Audit Committee
Stephen A. Van Oss, Chair
Matthew J. Simoncini
Thomas W. Sidlik

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Submitting Stockholder Proposals and Nominations for the 2020 Annual Meeting
Proposals received from stockholders will be carefully considered by the Company. Any proposal should be directed to the Company’s secretary at 39550 Orchard Hill Place, Novi, Michigan 48375. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2020 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act if they are received by the Company on or before December 7, 2019, 120 days before the first anniversary of the mailing date of the 2019 proxy statement.
In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to the Company’s secretary at the Company’s principal offices not later than the last date for submission of stockholder proposals under the Company’s By-Laws. In order for a proposal to be “timely” under the Company’s By-Laws, it must be received not later than February 16, 2020, and not earlier than January 17, 2020; provided, however, if we hold the 2020 Annual Meeting more than 30 days before or more than 60 days after the anniversary of the 2019 Annual Meeting, notice by stockholders to be timely must be received no earlier than the 120th day prior to the 2020 Annual Meeting date and no later than the close of business on (i) the 90th day prior to the 2020 Annual Meeting date or (ii) the 10th day after the day on which disclosure of the date of the 2020 Annual Meeting is made, whichever is later.

Additional Information
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (248) 596-5900 or by sending a written request to the Company at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Secretary. If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as listed above.

Discretionary Voting of Proxies on Other Matters
As of the date of this proxy statement, there are no other matters that the Company’s management intends to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters are brought before the Annual Meeting in a proper manner, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

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COOPER-STANDARD HOLDINGS INC. ATTN: ALEKSANDRA A. MIZIOLEK 39550 ORCHARD HILL PLACE NOVI, MI 48375
VOTE BY INTERNET
Before The Meeting  - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions, your questions to management and your request for electronic delivery of proxy materials up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting  - Go to www.virtualshareholdermeeting.com/CPS2019

You will be able to attend and vote at the Annual Meeting via the Internet by visiting the website referenced right above. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COOPER-STANDARD HOLDINGS INC.
The Board of Directors recommends you vote FOR the listed nominees.

1.	Election of Directors	For	Against	Abstain	The Board of Directors recommends you vote FOR Proposals 2 and 3.
	1a. Jeffrey S. Edwards	☐	☐	☐			For	Against	Abstain
	1b. David J. Mastrocola	☐	☐	☐	2.	Advisory Vote on Named Executive Officer Compensation.	☐	☐	☐
	1c. Justin E. Mirro	☐	☐	☐	3.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
	1d. Robert J. Remenar	☐	☐	☐
	1e. Sonya F. Sepahban	☐	☐	☐	NOTE: Conduct such other business as may properly come before the meeting or any adjournment thereof.
	1f. Thomas W. Sidlik	☐	☐	☐
	1g. Matthew J. Simoncini	☐	☐	☐
	1h. Stephen A. Van Oss	☐	☐	☐
	1i. Molly P. Zhang	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com
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COOPER-STANDARD HOLDINGS INC.
Annual Meeting of Stockholders
May 16, 2019 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey S. Edwards and Aleksandra A. Miziolek, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COOPER-STANDARD HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 16, 2019, at www.virtualshareholdermeeting.com/CPS2019, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side